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                                                                    Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is executed and delivered as of November 13, 2003, by and among Waste Services, Inc., a Delaware corporation ("BUYER PARENT"); the Affiliates of Buyer Parent set forth on EXHIBIT A ("BUYERS"); Capital Environmental Resource Inc. ("CAPITAL"), an Ontario (Canada) corporation and an Affiliate of Buyer Parent and Buyers; Allied Waste Industries, Inc., a Delaware corporation ("SELLER PARENT"); and the Affiliates of Seller Parent set forth on EXHIBIT A ("SELLERS").

                                    RECITALS

         A. Sellers own and operate the collection and hauling operations, transfer stations, landfills and recycling facilities identified opposite their names on EXHIBIT A (collectively, the "BUSINESS").

         B. Buyers desire to purchase and acquire substantially all of the assets, properties and contractual rights of Sellers used in connection with the Business, and Sellers desire to sell such assets, properties and contractual rights to Buyers, all in accordance with the terms and conditions set forth in this Agreement.

         C. Sellers and the Partnership own the real property described on EXHIBIT B-1 as "Owned Land" (the "OWNED LAND") and lease the real property described on EXHIBIT B-2 as "Leased Land" (the "LEASED LAND" and, together with the "OWNED LAND", the "LAND").

         D. Seller Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of Sellers.

         E. Buyers and Buyer Parent are unwilling to enter into this Agreement without the covenants and promises of Seller Parent set forth herein.

         F. Seller Parent desires that Sellers sell such assets, properties and contractual rights to Buyers upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyers to enter into this Agreement, is willing to make the covenants and promises set forth herein.

         G. As of the date hereof, Capital owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of Buyer Parent and Buyers. Following the US Reorganization Transaction, Buyer Parent will own (directly or indirectly) all of the issued and outstanding shares of the capital stock of Capital and Buyers.

         H. Sellers and Seller Parent are unwilling to enter into this Agreement without the covenants and promises of Buyer Parent and Capital set forth herein.

         I. Buyer Parent and Capital desire that Buyers purchase and acquire substantially all of the assets, properties and contractual rights of Sellers used in connection with the Business upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Sellers and Seller Parent to enter into this Agreement, are willing to make the covenants and promises set forth herein.

         J. Except as the context otherwise requires, capitalized terms used in this Agreement shall have the meanings assigned to them in EXHIBIT C.



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         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                                   ARTICLE I

                                 SALE OF ASSETS

         1.1 SALE OF ASSETS BY SELLERS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall grant, convey, sell, transfer and assign to Buyers, and Buyers shall purchase from Sellers, all of Sellers' right, title and interest in and to the properties, assets, rights, licenses, permits and contracts, wherever located, whether tangible or intangible, real, personal or mixed, in each case that are used, owned by, leased by or in the possession of Sellers principally in connection with the Business, whether or not reflected on the books and records of Sellers (the collective assets, properties, rights, licenses, permits and contracts to be transferred by Sellers pursuant hereto are referred to collectively herein as the "ASSETS"), free and clear of all Encumbrances except Permitted Exceptions, and including all right, title and interest of Sellers in, to and under the following used, owned by, leased by or in the possession of Sellers principally in connection with the Business (but excluding the Excluded Assets):

                  (a) the Land, including with respect to (i) the Leased Land, all of Sellers' leasehold interests in and to the Leased Land and improvements thereon, and (ii) the Owned Land, all structures, improvements, buildings, fixtures, easements and mineral, water and irrigation rights and other appurtenances and rights and interests relating thereto owned by Sellers;

                  (b) subject to SECTION 1.3, all Permits held by Sellers, including the Permits listed on SCHEDULE 1.1(B);

                  (c) all Equipment, including the Equipment listed on SCHEDULE 1.1(C);

                  (d) all Rolling Stock, including the Rolling Stock described on SCHEDULE 1.1(D);

                  (e) all computer hardware and transferable, non-proprietary software programs used, or held for use, principally in connection with the Business;

                  (f) all Inventory, including the Inventory listed on SCHEDULE 1.1(F);

                  (g) all intangible property owned by Sellers and used or held for use principally in connection with the Business, including all trade secrets, intellectual property rights, patents, copyrights, inventions, symbols, trademarks, service marks, logos and trade names used or held for use principally in connection with the Business and owned by Sellers, except (subject to SECTION 4.1) those symbols, trademarks, service marks, logos and trade names that include the names of or otherwise identify Seller Parent or include the names "Allied," "Browning-Ferris" or "BFI" (the "RETAINED IP");

                  (h) all Real Estate Leases, Customer Contracts, Assumed Leases, Employee Contracts, Other Contracts and other contracts principally relating to the Business (collectively, the "ASSUMED CONTRACTS");

                  (i) the Business Names listed on SCHEDULE 1.1(I);



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                  (j) the telephone number(s) used in the conduct of the
Business;

                  (k) all shop tools, nuts and bolts owned by Sellers and used or held for use principally in connection with the Business;

                  (l) all recycling property, plant or equipment used or held for use principally in connection with the Business, wherever located (including any items located on a customer's site);

                  (m) all books and records relating to the Business, whether in hard copy or computer format, including sales and promotional material, customer lists and vendor lists and personnel records;

                  (n) to the extent relating to the Business, all prepaid expenses and deposits, including any such expenses and deposits with respect to leases, rentals and utilities;

                  (o) all Accounts Receivable of the Business;

                  (p) all furniture, fixtures and office equipment relating to the Business;

                  (q) all of Sellers' claims pursuant to any representations, warranties and guarantees made by suppliers, manufacturers, contractors and other third Persons in connection with products or services purchased by or furnished to the Business prior to the Closing;

                  (r) to the extent relating to the Business, all rights under agreements with employees and other third Persons concerning confidentiality and assignment of inventions;

                  (s) all goodwill of the Business;

                  (t) all of the general and limited partnership interests of Jones Road Landfill and Recycling, Ltd. (the "PARTNERSHIP"); and

                  (u) all commodities and recycling inventories of the Business.

         Notwithstanding the foregoing, the transfer of Assets pursuant to this Agreement shall not include the assumption of any Liability related to any Asset or the Assets (other than the Assumed Liabilities).

         1.2 EXCLUDED ASSETS. The parties agree that certain assets of Sellers shall remain the property of Sellers and shall not be sold to Buyers at the Closing (the "EXCLUDED ASSETS"). Such Excluded Assets are as follows: (a) all real property and all buildings on and fixtures to all real property of Sellers not set forth on EXHIBIT B-1 or B-2; (b) all contracts and contract rights and obligations of Sellers (whether oral or in writing) that do not relate principally to the Business; (c) records which relate primarily to Excluded Assets, Excluded Liabilities, or Taxes; (d) the stock and corporate record books of Sellers; (e) the rights which accrue or will accrue to Sellers under this Agreement; (f) all right, title and interest in and to any financial responsibility, financial assurance or similar mechanisms required to be maintained by owners or operators of landfill, transfer station or recycling facilities under Applicable Laws; (g) any inter-company receivables from Sellers, Seller Parent, or their Affiliates; (h) all present and future refunds relating to Taxes of Sellers for periods prior to the Closing Date; (i) all insurance policies and all rights with respect thereto; (j) all litigation rights to which a Seller is plaintiff and all causes of action and claims of every nature, kind and description; (k) all billing, route management and other proprietary software programs and all other software programs that are not transferable; (l) all petty and other cash



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and cash equivalents on hand or in a bank; (m) all bank accounts; (n) all escrow accounts; and (o) all properties, assets, rights, licenses, permits, and contracts that are not used, owned by, leased by or in the possession of Sellers principally in connection with the Business. With respect to any Excluded Assets held by the Partnership, Seller Parent will cause the Partnership to distribute or transfer such Excluded Assets to a Seller or an Affiliate before Closing.

         1.3 NON-ASSIGNMENT OF CERTAIN CUSTOMER CONTRACTS AND PERMITS. Notwithstanding anything to the contrary in this Agreement, to the extent that the sale or assignment hereunder of any Customer Contract, Assumed Lease or Permit included within the Assets shall require the consent of any third Person, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or be ineffective or result in the loss or diminution thereof; provided, however, that in each such case, Sellers and Buyers shall each use commercially reasonable efforts to obtain the consent of such other party to such assignment to Buyers both before and after the Closing. If any Customer Contract, Assumed Lease or Permit is not assigned at the Closing, Sellers shall hire a Buyer as a subcontractor to perform the obligations under such Customer Contracts, Assumed Leases and Permits. Pursuant to the subcontractor relationship, such Buyer shall be entitled to receive all payments due under such Customer Contracts, Assumed Leases and Permits with respect to work performed after Closing, and such Buyer shall bear all expenses incurred after Closing related to such work performed after Closing under such subcontracts. In the event that a Customer Contract, Assumed Lease or Permit included within the Assets does not permit a subcontractor relationship, Buyers and Sellers shall execute at Closing such documents as may be necessary to accomplish performance of the Customer Contract, Assumed Lease or Permit while retaining for Buyers' account the financial, accounting and economic results associated with such Customer Contract, Assumed Lease or Permit.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE.

                  (a) Subject to adjustment as provided in this ARTICLE II, the purchase price for the Assets and the covenants of Seller Parent and Sellers contained in ARTICLE XIII shall be $120,000,000 (the "PURCHASE PRICE"). The Purchase Price shall be paid by Buyers as follows: (i) $7,500,000 (the "DEPOSIT") by wire transfer of immediately available funds concurrently with the execution of this Agreement; and (ii) subject to possible adjustment as provided in SECTION 9.7, $112,500,000 by wire transfer of immediately available funds at the Closing. The Purchase Price and all other dollar amounts contemplated by this Agreement are stated in United States dollars, and all amounts payable pursuant to this Agreement shall be paid in United States dollars.

                  (b) The following capitalized terms used in this Agreement shall have the following meanings:

                           (i) "ADJUSTMENT AMOUNT" means an amount (which may be
positive or negative) equal to: (A) the amount of Net Working Capital as of Closing, which amount may be positive or negative; MINUS (B) the agreed-upon value of any Liabilities assumed by Buyers pursuant to SECTION 10.2(D)(IV).



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                           (ii) "NET WORKING CAPITAL" means (A) the aggregate
current assets included within the Assets, LESS (B) the aggregate current liabilities of Sellers assumed by Buyers under SECTION 10.2, in each case determined in accordance with GAAP on a basis consistent with the balance sheet dated December 31, 2002 included within the Sellers' Financial Statements. Notwithstanding the foregoing, however: (A) any liabilities described in SECTION 10.2(D) shall not be deemed current liabilities; (B) the Stay-On Bonuses to be paid by Buyers at the Closing shall not be deemed liabilities (current or otherwise); (C) the prepaid deposits (current or otherwise) shall be deemed current assets; (D) the commodities and recycling inventories shall be deemed current assets and shall be valued according to fair market value; and (E) current liabilities shall include a reserve for bad debts calculated on a basis consistent with the bad debt reserve for the year ended December 31, 2002 included within the Sellers' Financial Statements.

         2.2 PURCHASE PRICE ADJUSTMENT.

                  (a) Within sixty (60) days after the Closing, Buyer Parent shall prepare a computation of the Adjustment Amount as of the Closing Date and deliver such computation to Seller Parent. If within twenty (20) days following delivery of such computation Seller Parent does not deliver a written objection thereto to Buyer Parent, then the Adjustment Amount shall be as reflected on the computation provided pursuant to the preceding sentence. If Seller Parent timely objects to the computation, then Buyer Parent and Seller Parent shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within twenty (20) days after delivery of such written objection, then the matter shall be submitted to KPMG, LLP (the "NEUTRAL AUDITOR"). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Buyers and Sellers. The Neutral Auditor will deliver to Buyer Parent and Seller Parent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Buyer Parent and Seller Parent, or their respective Affiliates) of the disputed items within thirty (30) days of receipt of the disputed items, which determination will be final, binding and conclusive on the parties.

                  (b) Promptly following agreement on or delivery of the final, binding and conclusive computation setting forth the Adjustment Amount, Buyer Parent and Seller Parent shall account to each other as provided for in this
SECTION 2.2(B). If the Adjustment Amount is a positive number, then Buyers shall pay Sellers a cash payment equal to such excess as an increase in the Purchase Price. If the Adjustment Amount is a negative number, then Sellers shall pay Buyers a cash payment equal to such deficit as a decrease in the Purchase Price. Any such excess or deficit payment shall be due and payable within five (5) days after the Adjustment Amount is determined pursuant to this SECTION 2.2 and shall be payable in immediately available funds by wire transfer to an account designated by Buyers or Sellers, as applicable, for such purpose.

         2.3 ALLOCATION OF PURCHASE PRICE. Within thirty (30) days following the final determination of the Adjustment Amount, the parties shall negotiate in good faith the allocation of the Purchase Price and the Assumed Liabilities among the Assets. The parties agree to file (or cause to be filed) all Tax returns (including amended Tax returns and claims for refund) in a manner consistent with such allocation of the Purchase Price described in this SECTION 2.3, and shall use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute. The parties acknowledge and agree that the allocation reflected in this SECTION 2.3 is intended to be made in accordance with the requirements of Code Section 1060 and will be based on the fair market value of the Assets as determined by arm's length negotiations.



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                                   ARTICLE III

                                     CLOSING

         3.1 TIME AND PLACE OF CLOSING.

                  (a) GENERALLY. Subject to SECTION 3.1(B), the purchase and sale provided for in this Agreement (the "Closing") shall take place at the offices of Fennemore Craig, P.C., 3003 North Central Avenue, Suite 2600, Phoenix, Arizona 85012 at 9:00 a.m., local time, as promptly as practicable (but in any event within ten (10) Business Days) following the date on which the last of the conditions set forth in ARTICLE VIII and ARTICLE IX are fulfilled, satisfied or waived or at such other time or place as the parties shall agree in writing. The date on which the Closing occurs is herein referred to as the "CLOSING DATE." From the date hereof through the Closing Date or the earlier termination of this Agreement, Buyer Parent and its Affiliates shall not close any acquisition of hauling assets in Florida involving more than $5,000,000 in annual revenues from a single seller (or Affiliates of such seller).

                  (b) REAL ESTATE. At the Closing, the sale and conveyance of the Owned Land shall be consummated through an escrow established at the Title Company, although actual payment of the Purchase Price allocable to the Owned Land shall not be paid through the escrow.

         3.2 DELIVERIES BY SELLERS AND SELLER PARENT. At the Closing, Sellers and Seller Parent shall deliver or cause to be delivered to Buyers, all duly and properly executed (where applicable):

                  (a) subject to SECTION 3.8, Deeds conveying to Buyers title to each parcel of Owned Land subject only to the Permitted Exceptions and, for all Leased Land, an Assignment, Assumption and Consent to Leased Land executed by Sellers and the applicable landlord under the Real Estate Leases (if necessary);

                  (b) subject to SECTION 3.8, a standard owner's policy of title insurance, or irrevocable commitment therefor, from the Title Company for each parcel of Owned Land providing or agreeing to provide, as applicable, title insurance in favor of Buyers in the amount determined for such parcel of Land in accordance with SECTION 3.4(B), subject only to the Permitted Exceptions;

                  (c) a Bill of Sale;

                  (d) patent, trademark and copyright assignments, in form and substance reasonably acceptable to Buyers and Sellers, providing for the transfer of any patents, trademarks and copyrights included in the Assets;

                  (e) a receipt for the Purchase Price (as adjusted pursuant to ARTICLE II);

                  (f) good standing certificates (i) with respect to Seller Parent, the Partnership and Sellers, from their states of formation and (ii) with respect to Sellers and the Partnership, from each state in which they own any of the Assets or are carrying out the Business;

                  (g) sworn affidavits stating, under penalty of perjury, that Sellers are not "foreign persons" as defined under the Code and other appropriate evidence or documents (including any Tax clearance certificate or similar document that may be required by any state Tax authority) necessary in order to relieve Buyers of any obligation to withhold any portion of the Purchase Price under Section 1445(a) of the Code or any other withholding provision of any other Tax law;



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                  (h) certified copies of resolutions of the boards of directors of Sellers and the board of directors or executive committee of Seller Parent authorizing the execution of this Agreement and the other documents and agreements contemplated hereby, the sale of the Assets to Buyers, and the consummation of the Transactions, along with incumbency certificates of Sellers and Seller Parent;

                  (i) a National Account subcontract substantially in the form of EXHIBIT D (the "NATIONAL ACCOUNT Subcontract");

                  (j) a letter from Seller Parent's lenders confirming that all blanket liens on the Assets will be released concurrently with the Closing;

                  (k) a right of first refusal agreement substantially in the form of EXHIBIT G (the "RIGHT OF FIRST REFUSAL AGREEMENT");

                  (l) the payment described in SECTION 15.6(C); and

                  (m) such other separate documents or instruments of sale, assignment, or transfer as Buyers shall reasonably request, including titles and registrations for the Rolling Stock.

         3.3 DELIVERIES BY BUYERS AND BUYER PARENT. At the Closing, Buyers and Buyer Parent shall deliver or cause to be delivered to Sellers, all duly and properly executed (where applicable):

                  (a) the portion of the Purchase Price to be paid at Closing as provided in SECTION 2.1, by wire transfer of immediately available funds to such account as shall have been specified in writing by Sellers to Buyers not less than two (2) Business Days prior to Closing;

                  (b) certified copies of resolutions of the boards of directors of Buyers, Buyer Parent and Capital authorizing the execution and delivery of this Agreement and the other documents and agreements contemplated hereby and the consummation of the Transactions, along with incumbency certificates of Buyers, Buyer Parent and Capital;

                  (c) for all Leased Land, an Assignment, Assumption and Consent to Leased Land;

                  (d) good standing certificates (i) with respect to Buyer Parent and Buyers, from their states of incorporation and (ii) with respect to Buyers, from each state in which they will own any of the Assets or carry out the Business;

                  (e) the Buyers' Assumption Agreements;

                  (f) the National Account Subcontract;

                  (g) the Right of First Refusal Agreement;

                  (h) the Environmental Access Agreement with respect to the Jones Road Landfill in substantially the form of EXHIBIT J; and

                  (i) such other separate documents or instruments of sale, assignment, transfer or assumption as Sellers shall reasonably request.

         3.4 TITLE POLICIES AND DOCUMENTS.



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                  (a) The parties acknowledge and agree that before the
execution of this Agreement, the Title Company delivered to Buyers and Buyers delivered to Sellers the following: (i) a Title Commitment insuring fee simple title in the name of Buyers for each parcel of Owned Land (except for a portion of 6800 Osteen Road, New Port Richey, Florida and a portion of the Nassau Landfill), and (ii) legible copies of the documents identified in Schedule B or the requirements section of each Title Commitment. Within two (2) Business Days after receipt of a written request from Buyers, Sellers shall execute and deliver authorizations that may be sent by Buyers to governmental and other public authorities that authorize such authorities to reveal to Buyers all information, if any, in any files the authorities have on the Land, or any part thereof, provided such authorizations do not authorize or request inspections with respect to the Land. Except as expressly provided in SECTION 3.5, all costs attributable to the issuance of the Title Commitments, any title searches, title reports, standard owners' title policies, standard leasehold title policies, endorsements, modifications to standard exceptions, and other title-related costs shall be borne solely by Buyers and paid to the Title Company at the Closing. Sellers agrees to execute all customary affidavits, in reasonable form, and other reasonable documents, in order to permit the issuance of the title policies and the requested endorsements, including (if applicable) a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policies.

                  (b) The value of the Land for title insurance, transfer tax, documentary stamps and other relevant purposes will equal the fair value of each parcel as determined by the relevant governmental assessor, as adjusted by the multiplier covering such assessor, as determined by National Property Tax Management, Inc.

         3.5 TITLE AND SURVEY REVIEW; PERMITTED EXCEPTIONS; OTHER TERMINATION RIGHTS. Except as provided below, Buyers shall have thirty (30) days after the execution of this Agreement to notify Sellers in writing of any Unpermitted Exceptions for any parcel of Land. Buyers will deliver to Sellers all new Title Commitments, all amendments to any Title Commitments, all new Surveys and any updates to any Surveys within five (5) days after Buyers' receipt thereof. In addition, if a new Title Commitment, an amendment to a Title Commitment, a new Survey or an updated Survey is issued after the applicable thirty (30) day period that discloses an Unpermitted Exception not previously disclosed, Buyers shall provide notice of objection to such Unpermitted Exception to Sellers within ten (10) days after receipt of the amendment to the Title Commitment or new Survey or an update to the Survey, as applicable. If Buyers fails to timely deliver an objection notice as required by the previous sentence, Buyers shall be conclusively deemed to have approved the matter as of the last day of the relevant objection period. Sellers shall have ten (10) days after notice of any Unpermitted Exception is given by Buyers within which to give notice to Buyers in writing as to whether Sellers elect to cure or insure around any such matter; provided, however, that Sellers shall be required to cure, or insure around at Sellers' expense, any monetary Unpermitted Exception (i.e., financing Encumbrances and other monetary liens affecting the Land). Except with respect to a monetary Unpermitted Exception, failure to notify Buyers in writing within such period of their election to cure or insure around shall be deemed Sellers' election not to cure or insure around. Buyers shall have five (5) days following receipt of Sellers' notice or deemed notice electing not to cure or insure around in which to (a) elect to waive their objection to any Unpermitted Exception that Sellers do not elect to cure or insure around, or (b) remove the affected parcel of Land from the Transactions (in which case the Purchase Price shall be reduced by the value of such parcel as determined in accordance with
SECTION 3.4(b)). If Buyers fail to notify Sellers in writing of Buyers' election within such five (5)-day period, Buyers shall be deemed to have elected in accordance with (a) of the preceding sentence and such Unpermitted Exception shall be



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deemed a Permitted Exception. In addition to Buyers' other rights under this
SECTION 3.5, Buyers may also terminate this Agreement under this SECTION 3.5 if the Unpermitted Exceptions that Sellers do not elect to cure or insure around, taken as a whole, could reasonably be expected to result in a Material Adverse Change if the rights, benefits or privileges under such Unpermitted Exceptions are properly asserted or enforced by the beneficiaries thereof or the restrictions affecting such Owned Land under such Unpermitted Exceptions are enforced.

         3.6 SURVEY. Buyers acknowledge and agree that before the execution of this Agreement, they have obtained any ALTA surveys they desire with respect to the Land (the "SURVEYS"), except for a portion of 6800 Osteen Road, New Port Richey, Florida and a portion of the Nassau Landfill. Within ten (10) days after the execution of this Agreement, Buyers shall deliver to Sellers any Survey they have obtained and not yet delivered with respect to the Land, except for a portion of 6800 Osteen Road, New Port Richey, Florida and a portion of the Nassau Landfill (which Buyers shall deliver to Sellers within five (5) days after they receive the same). The costs of all Surveys obtained under this
SECTION 3.6 shall be borne solely by Buyers and paid to the appropriate Survey preparer in accordance with Buyers' separate arrangements with each such preparer.

         3.7 PRORATIONS AND CHARGES. All Taxes relating to the Owned Land for any tax year prior to the real estate tax year in which the Closing occurs shall be paid in full by Sellers on or before the Closing Date or an amount sufficient to fully discharge the same shall be deposited in escrow by Sellers on the Closing Date with the Title Company for payment to the relevant Tax authority. Taxes relating to the Owned Land for the current tax year shall be prorated between Sellers and Buyers as of the Closing Date on a daily, pro-rata basis based upon the latest available estimates of the amount thereof or the actual amount of such Taxes. With respect to Leased Land, the appropriate parties shall prorate, effective as of the close of business on the Closing Date, to the extent relevant rent, real estate taxes, operating costs (e.g., CAMs) and any other amounts (other than payments attributable to a breach of the Real Estate Lease by Sellers) due under the applicable Real Estate Lease, which proration shall be included within the adjustment under SECTION 2.2. Buyers and Sellers shall each pay one-half of the escrow fees and any cancellation fees owing to the Title Company. Documentary and other customary Closing costs, such as recording fees, shall be allocated to and paid by Sellers or Buyers, as the case may be, in accordance with the custom for similar transactions in the county where the Owned Land is located.

         3.8 UNSATISFIED CONDITIONS; OTHER TERMINATION RIGHTS. If, as of the Closing Date, any Unsatisfied Conditions exist, then Buyers shall have the following rights:

                  (a) Buyers may close under this Agreement subject to the Unsatisfied Conditions, in which case (i) that portion of the Purchase Price allocated to each parcel of Land affected by any Unsatisfied Conditions, together with a reasonable allocation of Closing costs, including tax prorations, title costs, and transfer taxes, will be placed in escrow with the Title Company until all Unsatisfied Conditions have been resolved, satisfied and/or delivered, as applicable, and all items listed in SECTION 3.2 have been delivered with respect to each parcel of Land affected by Unsatisfied Conditions, (ii) Sellers or Buyers, as applicable, shall diligently work to ensure that the Unsatisfied Conditions are resolved, satisfied or delivered as soon as reasonably possible, but in no event later than thirty (30) days following Closing, (iii) Buyers' right to remove an affected parcel of Land from the Transactions pursuant to SECTION 3.5 shall continue to apply notwithstanding the Closing, (iv) Buyers may, upon written notice to Sellers, remove any parcel of Land affected by Unsatisfied Conditions which are not resolved, satisfied and/or delivered, as applicable, within thirty (30) days following the Closing Date, (v) Buyers and Sellers shall enter into, on or before Closing, Temporary Use Agreements with respect to any affected parcel of Land that Buyers reasonably deem to be necessary for the operation of the Business following the Closing Date, and (vi) notwithstanding clause (i) of this SECTION 3.8(A), with respect to each parcel of Land that Buyers remove from the Transactions pursuant to SECTION 3.5 or pursuant to clause (iv) of this SECTION 3.8(a), the Title Company shall immediately return the escrowed Purchase Price for such parcel of Land to Buyers unless Sellers offer Buyers the economic rights associated with the Land, through an operating agreement, long term lease or other mechanism reasonably acceptable to Buyers, in which case an amount equal to the funds due to Sellers for the first payment period (e.g., if payments are made on an annual basis, the first year's payments; if payments are made on a monthly basis, the first month's payments) under such operating agreement, long term lease or other mechanism shall be paid to Sellers and the remainder of the escrowed Purchase Price for such parcel shall be paid to Buyers; or

                  (b) If the Unsatisfied Conditions existing as of the scheduled Closing Date, taken as a whole, could reasonably be expected to result in a Material Adverse Change if not resolved, Buyers may terminate this Agreement by delivering written notice to Sellers.

         3.9 STAY-ON BONUSES. Buyer Parent shall perform the obligations of Seller Parent to make payments in an aggregate amount of $350,000 (the "STAY-ON BONUSES") under the Retention Bonus Agreements in substantially the form of EXHIBIT E (the "RETENTION BONUS AGREEMENTS") in accordance with the terms of such agreements.

                                   ARTICLE IV

                             POST CLOSING COVENANTS

         4.1 REMOVAL OF IDENTIFICATION. On or before the date which is six (6) months after the Closing, Buyers shall remove from the Assets or otherwise conceal all visible usage of the Retained IP; provided, however, that Buyers shall have until the date which is twelve (12) months after the Closing to remove or conceal all usage of Retained IP in connection with customer containers. Until the relevant date, Buyers shall have a non-transferable, non-exclusive, royalty-free right and license to use the Retained IP in the conduct of the Business in a manner consistent with Sellers' pre-Closing usage thereof.

         4.2 FURTHER ASSURANCES. From time to time on and after the Closing and without further consideration except as provided herein, the parties shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the Transactions. Seller Parent, also without further consideration, agrees to cooperate with Buyers and to use its reasonable commercial efforts to have its officers and employees and the officers and employees of Sellers cooperate on and after the Closing Date in furnishing to Buyers information, evidence, testimony, and other assistance in connection with obtaining all necessary Permits and approvals and in connection with any third party actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date; provided, however, that this obligation shall not apply to disputes among the parties, and that Seller Parent shall not be required to expend any sum of money toward that end beyond reasonable and typical overhead expenditures. Seller Parent and Sellers shall also, upon Buyers' request, provide Buyers with copies of any records which Buyers reasonably request relating to the Business but which constitute Excluded Assets with, at Sellers' option, all information not related to the Business redacted. Buyer Parent, also without further consideration, agrees to cooperate with Sellers and to use its reasonable commercial efforts to have the officers and employees of Buyers cooperate on and after the Closing Date in furnishing to Sellers information, evidence, testimony, and other assistance (including reasonable access to the Assets and Land) in connection with any third party actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date; provided, however, that this obligation shall not apply to disputes among the parties, and that Buyer Parent shall not be required to expend any sum of money toward that end beyond reasonable and typical overhead expenditures.

         4.3 TRANSITION MATTERS.

                  (a) BILLING AND CASH PROCESSING SERVICES. For a period of ninety (90) days following the Closing Date (the "TRANSITION PERIOD"), Sellers shall perform the billing and cash processing services relating to the Business for Buyers' account and without additional consideration to Sellers. Sellers agree to perform the billing and cash processing services in accordance with past practices of Sellers. All payments made to Sellers on behalf of Buyers after the Closing and relating to the Assets shall be deemed to be the property of Buyers. At least once per month, if Sellers receive any cash from the Accounts Receivable, whether deposited in Sellers' lock boxes or otherwise, Sellers shall transfer and deliver such cash, checks and other property to Buyers without charge by Sellers, and will account to Buyers for all such receipts. The parties agree that after the Closing they will transfer and deliver to the other, from time to time and at least once per month, any cash, checks or other property that they may receive on or after the Closing which properly belongs to the other party.

                  (b) COMPUTER SUPPORT. During the Transition Period, Sellers shall provide or cause to be provided to Buyers, without additional consideration, access during normal business hours, through Seller Parent's or its Affiliates' personnel, to the customer billing, collection and route management systems used in the Business and will provide such standard reports with respect to the Business as Buyers reasonably require to efficiently operate the Business and to facilitate a smooth transition of the Assets.

                  (c) EMPLOYEE BENEFITS. Upon Buyers' request, Seller Parent shall continue to provide health care benefits to the Business Employees on the same terms and conditions as presently provided for a period of up to ninety
(90) days following the Closing. Buyers shall reimburse Seller Parent for its actual costs in providing such benefits.

                  (d) UNUSED VACATION. Sellers shall pay all amounts owing to Business Employees for unused, accrued vacation and sick days up to the Closing Date.

         4.4 UNIFORM RENTAL AGREEMENT. Beginning on the first day of the first month following Closing and ending on October 15, 2006, Buyer Parent shall cause Buyers to, and Buyers shall, rent uniforms for the Business pursuant to that certain Cintas Corporation Multiple Location Rental Account Agreement, dated April 16, 2001, between Cintas Sales Corporation ("CINTAS") and Allied Waste Industries, Inc. - Southeast Region (the "UNIFORM Contract"). Buyers' obligation to rent uniforms under the Uniform Contract shall extend to all of the Business Employees (the "MINIMUM UNIFORMED EMPLOYEES"); provided, however, that, in the event Buyers close or cease to operate any one of the facilities included among the Assets, and terminate the employment of Business Employees on account thereof, the number of Minimum Uniformed Employees shall be reduced accordingly. Buyers may, but are not obligated to, rent uniforms under the Uniform Contract for more than the Minimum Uniformed Employees. Notwithstanding anything herein to the contrary, if in the judgment of Buyer Parent acting reasonably, (a) the Uniform Contract is amended in a manner adverse to Buyers or (b) Cintas, Seller Parent or their respective Affiliates breach any of their obligations under the Uniform Contract or this

SECTION 4.4, Buyers may terminate their obligations under this SECTION 4.4 by written notice to Seller Parent. Seller Parent and its Affiliates may terminate the Uniform Contract or enter into a new uniform contract that would not impose any Liability or obligation on Buyers without the consent of or liability to Buyers or Buyer Parent. The price and delivery terms for the uniforms rented by Buyers shall not differ from the price and delivery terms provided to Sellers under the terms of the Uniform Contract. Notwithstanding anything to the contrary contained herein, if Cintas does not deliver the uniforms to Buyers (after Closing) in accordance with the terms of the Uniform Contract, Buyers shall not be required to pay Sellers for the uniforms that were not delivered and Buyers shall be entitled to terminate their obligations under this SECTION
4.4. Within fifteen (15) days following the end of each calendar month (beginning after the second calendar month following the Closing Date), Sellers shall provide Buyers with an invoice, including appropriate supporting documentation in reasonable detail, setting forth the aggregate amount of uniforms rented by Buyers during the previous calendar month. If there is no dispute relating to the invoice, Buyers shall pay each invoice received from Sellers no later than thirty (30) days after receipt of such invoice. Buyer Parent and Buyers acknowledge and agree that: (a) the current terms of the Cintas Uniform Contract are acceptable to them; and (b) their sole remedy for any violation by Seller Parent or its Affiliates of this SECTION 4.4 shall be termination of their obligations pursuant to this SECTION 4.4.

         4.5 BLANKET LIEN RELEASES. The Assets are encumbered by blanket liens in favor of Seller Parent's various lenders, all of which liens will be released concurrently with the Closing. Within sixty (60) days after the Closing Date, Sellers shall deliver evidence to Buyers of the release of all such security interests as of the Closing Date.

         4.6 NATIONAL ACCOUNTS. For a period of three (3) years following the Closing Date, if Seller Parent or any of its Affiliates acquires a new National Account after the Closing with operations in the Counties described in SECTION 13.3, Seller Parent shall subcontract these new National Accounts to Buyers pursuant to subcontract arrangements substantially similar to the National Account Subcontract.

         4.7 FUEL PURCHASE AGREEMENT. Beginning on the first day of the first month following Closing and ending on February 28, 2005, Buyer Parent shall cause Buyers to, and Buyers shall, purchase from Sellers an aggregate of 87,339 gallons of fuel per calendar month (the "MONTHLY MINIMUM"), allocated among the portions of the Business as provided in EXHIBIT F, from Sellers' Midwest allotment of fuel under the Contractual Delivered Fuel Supply Sales Agreement (the "TRANSMONTAIGNE AGREEMENT"), dated February 27, 2002, between Seller Parent and TransMontaigne Product Services, Inc. ("TRANSMONTAIGNE"). Seller Parent shall inform Buyers of any amendment to the TransMontaigne Agreement. Notwithstanding anything herein to the contrary, if in the judgment of Buyer Parent acting reasonably, (a) the TransMontaigne Agreement is amended in a manner adverse to Buyers or (b) TransMontaigne, Seller Parent or their respective Affiliates breach any of their obligations under the TransMontaigne Agreement or this SECTION 4.7, Buyers may terminate their obligations under this
SECTION 4.7 by written notice to Seller Parent. Seller Parent and its Affiliates may terminate the TransMontaigne Agreement or enter into a new fuel supply agreement which would not impose any Liability or obligation on Buyers without the consent of or liability to Buyers or Buyer Parent. The sales price and delivery terms for the fuel purchased by Buyers shall not differ from the sales price and delivery terms provided to Sellers under the terms of the TransMontaigne Agreement. Notwithstanding anything to the contrary contained herein, if TransMontaigne does not deliver the fuel to Buyers (after Closing) in accordance with the terms of the TransMontaigne Agreement, Buyers shall not be required to pay Sellers for the fuel that was not delivered. Within fifteen (15) days following the end of each calendar month (beginning after the second calendar month following the Closing Date), Sellers shall provide Buyer Parent with an invoice, including appropriate supporting documentation in reasonable detail, setting forth the aggregate amount of fuel purchased by Buyers during the previous calendar month. If there is no dispute relating to the invoice, Buyer Parent agrees to pay each invoice received from Sellers no later than thirty (30) days after receipt of such invoice. Buyer Parent and Buyers acknowledge and agree that: (a) the current terms of the TransMontaigne Agreement are acceptable to them; and (b) their sole remedy for any violation by Seller Parent or its Affiliates of this SECTION 4.7 shall be termination of their obligations pursuant to this SECTION 4.7.

         4.8 RECYCLING MATERIALS MARKETING. If any party to the contracts listed on SCHEDULE 4.8 for the sale of recyclable materials refuses to consent to the assignment or subcontracting to Buyers of such contract, Buyers agree, and Buyer Parent agrees to cause Buyers, to sell to Sellers, if requested by Sellers, on a pass through basis and consistent with the terms of the applicable contract, an amount of the type and quality of recyclable materials (consistent with historic volumes) called for by the contract during the term of such contract, including any renewals.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                            SELLERS AND SELLER PARENT

         Sellers and Seller Parent, jointly and severally, represent and warrant to Buyers and Buyer Parent that the statements contained in this ARTICLE V: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
ARTICLE V), subject to supplements to the Disclosure Schedules as provided in
SECTION 7.8, and except for those representations and warranties that, by their terms or nature, speak as of a specific date that is not the Closing Date; and
(iii) shall survive the Closing in accordance with SECTION 11.1. Each matter referred to in any Disclosure Schedule shall be deemed to have been disclosed for all relevant purposes in all other parts or sections of all other Disclosure Schedules the subject matter of which is reasonably related to the subject matter of the Disclosure Schedule in which disclosure is made.

         5.1 ORGANIZATION; AUTHORITY.

                  (a) Each of Sellers, the Partnership and Seller Parent is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized, qualified and licensed under all Applicable Laws to carry on the Business in the places and in the manner in which the Business is presently conducted.

                  (b) Each of Sellers and Seller Parent has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to consummate the Transactions and perform its obligations under this Agreement and the Ancillary Agreements.

                  (c) The Partnership does not own or control (directly or indirectly) any equity interest or investment in any corporation, partnership, joint venture, association or other business organization.

                  (d) The entire general partnership interest in the Partnership is owned by BFI Waste Systems of North America, Inc. and the entire limited partnership interest in the Partnership is owned by Browning-Ferris Industries of Florida, Inc., and no other equity interests of the Partnership are (or will be as of Closing) issued and outstanding. All of the issued and outstanding partnership interests of the

Partnership were validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record as set forth in this
SECTION 5.1(D). All distributions declared with respect to the partnership interests of the Partnership have been paid or distributed.

                  (e) There are no outstanding (i) subscriptions, options, calls, puts, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Partnership or any Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in the Partnership or obligating the Partnership or any Seller to grant, extend or enter into any such agreement or commitment, or (ii) obligations of the Partnership to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. There are no voting trusts, proxies or other agreements or understandings to which the Partnership is a party or is bound with respect to the voting of any of the partnership interests of the Partnership.

         5.2 BINDING EFFECT. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers and Seller Parent are within their respective corporate powers and have been approved by all requisite action of Sellers and Seller Parent, and no other proceedings on the part of Sellers and Seller Parent are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Sellers and Seller Parent of the Transactions and the performance of their obligations under this Agreement and the Ancillary Agreements. This Agreement has been, and upon delivery, the Ancillary Agreements will be, duly executed and delivered by each of Sellers and Seller Parent and, assuming the due authorization, execution and delivery hereof by Buyers, Buyer Parent and Capital, constitutes and will constitute the valid and legally binding agreement of Sellers and Seller Parent enforceable against Sellers and Seller Parent in accordance with their respective terms.

         5.3 PERMITS. Sellers and the Partnership have all Permits necessary in order to enable them to own the Assets and conduct the Business as currently conducted. Except as set forth on SCHEDULE 5.3, to the best of Sellers' knowledge, Sellers and the Partnership are and have been in compliance with the terms and conditions of all Permits and all of the Permits are now valid, in good standing and in full force and effect. Sellers shall not undertake, following the Closing, any challenges to the Permits or applications for Permits.

         5.4 ASSETS; PERSONAL PROPERTY.

                  (a) The Assets constitute all real, personal, tangible and intangible property and assets (i) presently used in the Business or (ii) necessary for the conduct of the Business as such business has been heretofore conducted. Except as set forth on SCHEDULE 5.4, there are no existing options or rights of first refusal granted by Sellers, the Partnership or Seller Parent to any Person to acquire any of the Assets or the Business and there are no outstanding governmental orders that would give any Person any such option or right.

                  (b) No Affiliates of Seller Parent other than Sellers and the Partnership are presently engaged in business activities in the Counties described in SECTION 13.3.

                  (c) Each piece of Equipment is being transferred to Buyers in its "as is" condition.

                  (d) Each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock is being transferred to Buyers in its "as is" condition.

                  (e) All of the Assets are either owned by Sellers or are leased by Sellers under an agreement set forth on SCHEDULE 5.4(E) (the "ASSUMED LEASES"). Each Assumed Lease is in full force and effect. No default by Sellers or, to the best of Sellers' knowledge, any other party to any Assumed Lease, exists.

                  (f) At the Closing, Sellers shall have good and marketable title to the owned Assets and valid leasehold interests in the leased Assets, free and clear of all Encumbrances other than Permitted Exceptions. By virtue of the grant, conveyance, sale, transfer, and assignment of the Assets under the Deeds and the Bill of Sale, Buyers shall receive good and marketable title to the owned Assets, free and clear of all Encumbrances other than Permitted Exceptions.

         5.5 REAL PROPERTY.

                  (a) Sellers and the Partnership have good, valid and marketable title in fee simple to the Owned Land and valid leasehold interests in the Leased Land, and at Closing such title and leasehold interest shall be free of all Encumbrances, subject to the Permitted Exceptions. To the extent in its possession or under its control, Seller Parent has delivered to Buyer Parent copies of (i) all title policies, title commitments or any certificate of title relating to the Owned Land, (ii) complete and legible copies of all instruments and documents affecting title to the Owned Land and (iii) all surveys of the Owned Land. Seller Parent and Sellers are not aware of any error in the documents referred to in the preceding sentence delivered to Buyer Parent.

                  (b) Except as set forth on SCHEDULE 5.5(B):

                           (i) There are no Proceedings pending, or to the best
of Sellers' knowledge, threatened, which would result in a change in the allowable uses of the Land or which would modify the right of Buyers to use the Land for its current uses after the Closing Date.

                           (ii) Neither Sellers, nor to the best of Sellers'
knowledge, the landlords, are in default under any Real Estate Lease.

                           (iii) Each Real Estate Lease is in full force and
effect.

                           (iv) There are no tenants, licensees or parties with
a possessory right or reversionary interest with respect to the Land.

                           (v) There are no Proceedings (including condemnation
or eminent domain proceedings) pending or, to the best of Sellers' knowledge, threatened against all or any part of the Land.

                           (vi) Seller Parent and Sellers have delivered to
Buyers true and complete copies of all Real Estate Leases.

                           (vii) Sellers, the Partnership and Seller Parent have
not received any notice of, nor to the best of Sellers' knowledge is there (A) any violation of any applicable zoning ordinance, building code, use or occupancy restriction, covenant, condition or restriction of record or any other violation of applicable law relating to the Land or the improvements thereon or
(B) any pending special assessments affecting all or any part of the Land.

                           (viii) No Person has any right of first refusal,
option or the right to acquire all or any part of the Land.

                  (c) Neither Sellers nor the Partnership are "foreign persons" as the term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

         5.6 CONTRACTS.

                  (a) Listed on SCHEDULE 5.6 hereto is a complete and accurate list of all (i) Customer Contracts that accounted for annual revenues in excess of $200,000 during the 2002 fiscal year, (ii) Employee Contracts and (iii) all other agreements, contracts or other instruments ("OTHER CONTRACTS") to which a Seller, the Partnership or Seller Parent is a party and by which the Assets are affected or bound (A) which relate to the ownership or use of real property (including the Land), (B) which relate to the purchase or lease of any fixed asset with respect to the Business, whether or not such purchase or lease was made in the ordinary course of business, for an aggregate price in excess of $125,000 in any twelve (12) month period, (C) which contain a covenant or agreement limiting the freedom of the Business to compete in any line of business or in any line of business in any location, or (D) which have payment obligations (whether to or by Sellers, the Partnership or Seller Parent) in excess of $125,000 in any twelve (12) month period, in each case as of the date hereof, true and complete copies of which have been made available to Buyers. The disclosure of a contract on SCHEDULE 5.6 shall not constitute a representation that such contract satisfies one or more of the foregoing criteria.

                  (b) Except as set forth in SCHEDULE 5.6, all Customer Contracts, Employee Contracts and Other Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions, and neither Sellers nor the Partnership, as applicable, are in default, nor has there occurred an event or condition which with the passage of time or the giving of notice (or both) would constitute a default by Sellers or the Partnership, with regard to the payment or performance of any obligation under any Customer Contract, Employee Contract or Other Contract. Seller Parent, the Partnership and Sellers have not received any notice that any Person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Contract, Employee Contract or Other Contract.

                  (c) To the best of Sellers' knowledge, neither the execution and delivery of this Agreement, the consummation of the Transactions nor the performance of the parties' respective obligations under this Agreement and the Ancillary Agreements will have an adverse effect on any Customer Contract, Employee Contract, Other Contract, Assumed Lease, Real Estate Lease or Permit.

         5.7 EMPLOYEES; COMPENSATION. Attached as SCHEDULE 5.7 is a complete and accurate list of (i) all Business Employees, (ii) their rate of compensation as of the date of delivery of the Disclosure Schedules (including a breakdown of the portion thereof attributable to salary, bonus, and other compensation, respectively), (iii) any bonus, incentive or compensation plans (other than plans subject to ERISA) in which they participate, (iv) any vacation and sick pay plans, including accruals thereunder, and (v) any severance plans, agreements, arrangements or obligations relating to any such employee, including any amounts owed to any such employee thereunder as of the Closing Date or arising out of or in connection with the consummation of the Transactions or the performance of the parties' respective obligations under this Agreement and the Ancillary Agreements. Except (i) as otherwise contemplated by this Agreement or the Ancillary Agreements, (ii) as set forth on SCHEDULE 5.7, and (iii) for employees governed by Employee Contracts, each Business Employee is an employee at will. Except as set forth on SCHEDULE 5.7, Sellers and the Partnership are in compliance with all Applicable Laws affecting employment and employment practices with respect to the Business, including terms and conditions of employment and wages and hours.

         5.8 COMPLIANCE WITH LAW; NO CONFLICTS.

                  (a) Except as set forth in SCHEDULE 5.8(A): (i) to the best of Sellers' knowledge, Sellers, the Partnership and the Business are, and at all times since January 1, 2000 have been, in compliance with Applicable Law; (ii) Sellers, the Partnership and Seller Parent are not involved in any litigation or administrative proceeding relating to any of the Assets or the Business seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws or Permits; (iii) Sellers, the Partnership and Seller Parent are not aware of any investigation or other form of review relating to Sellers, the Partnership, the Business or any of the Assets with respect to any Applicable Law or Permit; and (iv) Sellers and the Partnership have been issued, and have kept in force and effect, all Permits necessary to own the Assets and operate the Business under Applicable Laws.

                  (b) Except as set forth in SCHEDULE 5.8(B), the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements by Sellers and Seller Parent do not and will not:

                           (i) conflict with, or result in a breach or violation
of, the Organizational Documents;

                           (ii) conflict with, or result in a material breach
under any document, agreement or instrument to which Seller Parent or a Seller is a party or the creation or imposition of any Encumbrance on any of the Assets or the Business pursuant to: (A) any Applicable Law to which Seller Parent, Sellers or any of their respective properties are subject, or (B) any judgment, order or decree to which Seller Parent or a Seller is bound or any of their respective property is subject; or

                           (iii) except for those notices, consents or approvals
required under the HSR Act and the Attwoods Consent Decree, and except for the notices, consents or approvals required under the Customer Contracts and Other Contracts required to be listed on SCHEDULE 5.6, the Permits, the Assumed Leases and the Real Estate Leases (collectively, the "REQUIRED CONSENTS") all as set forth on SCHEDULE 5.8(B)(III), (A) require Sellers or the Partnership to provide notice to, or obtain the consent or approval of, any governmental authority or agency or other third Person, (B) constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Sellers or the Partnership are entitled under such Permit, Customer Contract, Other Contract, Assumed Lease or Real Estate Lease or (C) result in the creation or imposition of any Encumbrance on any Asset, other than Permitted Exceptions.

         5.9 TAXES. Except as set forth on SCHEDULE 5.9:

                  (a) Seller Parent, the Partnership and Sellers, either separately or as members of an Affiliated Group, have completed and filed all Tax returns required to be filed with any Tax authority, and have paid (or have had paid on their behalf) all Taxes shown as due and payable thereon. Such Tax returns reflect all Taxes due and payable with respect to the periods covered by them. No Tax return filed by Sellers or the Partnership, either separately or as a member of an Affiliated Group, for any Pre-Closing Period will result in any Taxes or other governmental charges upon the Assets, Buyer Parent, Buyers, or Capital whether as a transferee of the transferred assets or otherwise. There are no

Encumbrances for Taxes on any of the Assets other than Encumbrances for Taxes not yet due and payable.

                  (b) There is no actual pending or, to the best of Sellers' knowledge, threatened or expected claim, audit, investigation, dispute or other proceeding concerning any Taxes of Seller Parent or Sellers or the Partnership that will result in a claim against any of the Assets, Buyer Parent, Buyers or Capital.

                  Seller Parent, Sellers and the Partnership have timely withheld and paid all Taxes required to be paid or owing with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party.

         5.10 LITIGATION. Except as set forth on SCHEDULE 5.10, (a) there are no Proceedings pending or, to the best of Sellers' knowledge, threatened, against Sellers, the Partnership or Seller Parent relating to any of the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority and (b) there are no existing orders, judgments or decrees of any governmental or private authority affecting any of the Assets or the Business.

         5.11 FINANCIAL STATEMENTS. Sellers have provided Buyers with complete copies of (a) the audited combined balance sheets of the Business as of December 31, 2001, and 2002, the related audited combined statements of operations and cash flows for each of the three (3) years in the period ended December 31, 2002, and the related combined statements of district's equity at December 31, 1999, 2000, 2001 and 2002 (the "ANNUAL FINANCIAL STATEMENTS") and (b) the unaudited balance sheet of the Business as of September 30, 2003, and the related unaudited statements of operations and cash flows for the nine (9) months then ended (the "INTERIM FINANCIAL STATEMENTS" and, together with the Annual Financial Statements, the "SELLERS' FINANCIAL STATEMENTS"). The Sellers' Financial Statements present fairly in all material respects the financial position, results of operations, cash flows and, in the case of the Annual Financial Statements, the changes in equity of the Business as of and for the periods indicated. The Sellers' Financial Statements have been prepared in accordance with GAAP.

         5.12 CONDUCT OF SELLERS' BUSINESS. Since the Balance Sheet Date, except as disclosed on SCHEDULE 5.12 or as contemplated by this Agreement there has not been any:

                  (a) sale or transfer of, or any agreement to sell or transfer, any assets of the Business, or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets of the Business, or requiring consent of any Person to the transfer and assignment of any of the assets of the Business;

                  (b) sale or transfer of any motor vehicle, attachment, accessory or piece of materials handling equipment comprising rolling stock of the Business from the Business to any other business operation of Seller Parent or its Affiliates, other than in the ordinary course of business consistent with the past practice of the Business;

                  (c) waiver of any material rights or claims of Sellers, the Partnership or Seller Parent related to the assets of the Business;

                  (d) material breach, amendment or termination of any contract, agreement or other instrument to which Sellers, the Partnership or Seller Parent is a party and by which the respective assets of Seller Parent, the Partnership or Sellers are affected or bound or loss of any material customer of the Business;

                  (e) transaction by Seller Parent, the Partnership or Sellers outside the ordinary course of business with respect to the assets of the Business or the Business;

                  (f) change in the pricing and purchasing policies of Sellers, the Partnership with respect to the Business, other than in the ordinary course of business consistent with the past practice of the Business;

                  (g) change in the customary payment cycles for any of Sellers' or the Partnership's payables or receivables with respect to the Business;

                  (h) change in any method of accounting or accounting policies or policy used by Seller Parent, the Partnership or Sellers, except as required by Applicable Law or by the Financial Accounting Standards Board;

                  (i) change in the customary methods of operation of the Business;

                  (j) change or increase in any compensation payable to, or benefits made available to, any Business Employees, except (i) to the extent required by Applicable Law, or (ii) pursuant to a collective bargaining agreement, or (iii) in the ordinary course of business consistent with past practice; or

                  (k) action by Sellers, the Partnership Seller Parent, or any employee, officer or agent of Sellers, the Partnership or Seller Parent committing to do any of the foregoing.

         5.13 ENVIRONMENTAL COMPLIANCE; HAZARDOUS MATERIALS; DISPOSAL SITES.

                  (a) Except as set forth in SCHEDULE 5.13(A):

                           (i) Except in compliance with all Applicable Laws,
neither Sellers, with respect to the Business or the Assets, nor the Partnership, have owned, leased, had an interest in, generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, Hazardous Materials;

                           (ii) There have been no spills, leaks, deposits or
other releases into the environment or onto or under the Land of any Hazardous Materials except in compliance with Applicable Laws; and

                           (iii) No Encumbrances with respect to environmental
liability have been imposed against Sellers, the Partnership or Seller Parent (insofar as they relate to any of the Land or the Assets) or any of the Assets under CERCLA, any comparable state statute or other Applicable Law.

                  (b) Except as set forth in SCHEDULE 5.13(B), none of Seller Parent, the Partnership or Sellers has received written notice from any governmental or regulatory authority or unaffiliated third Person alleging a violation of or liability or potential liability arising under Environmental Laws relating to the Business or the Assets.

                  (c) Included on SCHEDULE 5.13(C) is a complete list of the names and addresses of all disposal sites (including Hazardous Materials disposal sites) at any time now or in the past utilized by Sellers relating to the Business or the Assets or the Partnership.

         5.14 CORRUPT PRACTICES. Except in compliance with all Applicable Laws, none of Seller Parent, the Partnership or Sellers, nor any of their respective officers, directors, employees or agents, has, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, representatives or agents of any customers of the Business for the purpose of attracting business or (b) any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents with respect to the Business or the Assets.

         5.15 ACCOUNTS RECEIVABLE. All Accounts Receivable represent, or will represent as of Closing, valid obligations from sales actually made or services actually performed by Sellers in the ordinary course of business, except that the Accounts Receivable may include certain pre-billed services. No Account Receivable is subject to a valid defense, set-off or counterclaim. The Accounts Receivable will be collectible by Buyers in the ordinary course of business through the use of commercially reasonable efforts, subject to the reserves therefor included within the Net Working Capital as of the Closing, as reflected in the Adjustment Amount.

         5.16 AFFILIATES' RELATIONSHIPS.

                  (a) SCHEDULE 5.16 contains an accurate and complete list of all contractual arrangements between Sellers, the Partnership and their respective Affiliates that (i) are currently in effect and (ii) relate to the Land or the Assets.

                  (b) Since the Balance Sheet Date, and except as contemplated by this Agreement, no Seller has transferred or otherwise disposed of any assets of the Business to any of its Affiliates.

         5.17 PERFORMANCE BONDS; LETTERS OF CREDIT; FINANCIAL ASSURANCES. Set forth on SCHEDULE 5.17 are all of the outstanding performance bonds, letters of credit and other financial assurances provided by or on behalf of Sellers or the Partnership with respect to the Land or the Assets. To the best of Sellers' knowledge, there are no financial assurance requirements with respect to the Assets other than those set forth on SCHEDULE 5.17.

         5.18 EMPLOYMENT AND LABOR MATTERS. Except as set forth in SCHEDULE 5.18, neither the Partnership nor, with respect to the Business, Sellers, are a party to (a) any collective bargaining agreement, (b) any agreement respecting the employment of any Business Employee other than the Employee Contracts, or
(c) any agreement for the provision of consulting or other professional services which is not cancelable without penalty on less than thirty (30) days' notice. Except as set forth in SCHEDULE 5.18, within the last five (5) years the Business has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements. Except to the extent set forth in
SCHEDULE 5.18, (a) there is no unfair labor practice charge or complaint against the Partnership or Sellers, with respect to the Business, pending or, to the best of Sellers' knowledge, threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the best of Sellers' knowledge, threatened against or affecting the Business nor any secondary boycott with respect to services of the Business; (c) no question concerning representation has been raised to the Partnership or Sellers or, to the best of Sellers' knowledge, is threatened respecting the employees of the Business; (d) no grievance, nor any arbitration proceedings arising out of or under collective bargaining agreements, is pending with respect to the Business; and (e) there are no administrative charges, court complaints or written threatened complaints against Sellers or the Partnership concerning alleged employment discrimination or other employment related matters with respect to the Business pending or, to the best of Sellers' knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any other governmental entity.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                       OF BUYERS, BUYER PARENT AND CAPITAL

         Buyers, Buyer Parent and Capital, jointly and severally, represent and warrant to Sellers and Seller Parent that the statements contained in this
ARTICLE VI: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE VI), except for those representations and warranties that, by their terms or nature, speak as of a specific date that is not the Closing Date; and (iii) shall survive the Closing in accordance with SECTION 11.1.

         6.1 ORGANIZATION. Each of Buyers, Buyer Parent and Capital is duly organized, validly existing and in good standing under the laws of the state of its organization.

         6.2 AUTHORITY. Each of Buyers, Buyer Parent and Capital has all necessary power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

         6.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements, as applicable, by Buyers, Buyer Parent and Capital do not and will not:

                  (a) conflict with, or result in a breach or violation of the Articles or Certificates of Incorporation and Bylaws of Buyers, Buyer Parent or Capital;

                  (b) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyers or Buyer Parent is a party, or result in the creation or imposition of any Encumbrance on any properties of Buyers or Buyer Parent pursuant to: (i) any law or regulation to which Buyers or Buyer Parent or any of their property is subject, or (ii) any judgment, order or decree to which Buyers or Buyer Parent is bound or any of their property is subject; or

                  (c) except for any filings required under the HSR Act and pursuant to the Attwoods Consent Decree, and except for the Required Consents, require Buyers to provide notice to, or to obtain the consent or approval of, any governmental authority or agency or any other third Person.

         6.4 BINDING EFFECT. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer Parent are within its corporate powers and have been approved by all requisite action of Buyer Parent, and no other proceedings on the part of Buyer Parent are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements, the consummation by Buyer Parent of the Transactions and the performance of its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by Buyers of this Agreement and the Ancillary Agreements to which they are parties are within the corporate powers of

Buyers and have been approved by all requisite action of Buyers and no other proceedings on the part of Buyers are necessary to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which Buyers are parties. The execution, delivery and performance by Capital of this Agreement and the Ancillary Agreements to which it is a party are within the corporate powers of Capital and have been approved by all requisite action of Capital and no other proceedings on the part of Capital are necessary to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which Capital is a party. This Agreement has been, and upon delivery, the Ancillary Agreements will be, duly executed and delivered by Buyer Parent and, assuming the due authorization, execution and delivery hereof by Sellers and Seller Parent, constitutes and will constitute the valid and legally binding agreement of Buyer Parent enforceable against Buyer Parent in accordance with their respective terms. This Agreement has been duly executed and delivered by Buyers and each Ancillary Agreement will be, upon its delivery by Buyers that are parties to such agreement, duly executed and delivered by Buyers and, assuming the due authorization, execution and delivery hereof by Sellers and Seller Parent, this Agreement constitutes and each such Ancillary Agreement will constitute the valid and legally binding agreement of Buyers enforceable against Buyers in accordance with their respective terms. This Agreement has been, and upon delivery, the Ancillary Agreements to which it is a party will be, duly executed and delivered by Capital and, assuming the due authorization, execution and delivery hereof by Sellers and Seller Parent, constitutes and will constitute the valid and legally binding agreement of Capital enforceable against Capital in accordance with their respective terms.

         6.5 INDEPENDENT INVESTIGATION. Buyers, Buyer Parent and Capital acknowledge that, except as otherwise expressly set forth in this Agreement, (i) THE ASSETS AND THE BUSINESS ARE CONVEYED "AS IS, WHERE IS" AND "WITH ALL FAULTS," AND (II) NEITHER SELLERS NOR SELLER PARENT HAS MADE, AND SELLERS AND SELLER PARENT HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, WHATSOEVER, RELATING TO THE ASSETS OR THE BUSINESS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). As of the date hereof, Buyers, Buyer Parent and Capital are not aware of a breach of the representations or warranties made by Sellers and Seller Parent in ARTICLE V.

                                  ARTICLE VII

                                    COVENANTS

         7.1 ACCESS TO LAND AND RECORDS; DUE DILIGENCE.

                  (a) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Sellers shall, and Seller Parent shall cause Sellers to, afford to or obtain for the officers and authorized representatives of Buyers, Buyer Parent and Capital reasonable access to all of the Land (including for the purpose of permitting Buyers, Buyer Parent and Capital to perform or cause to be performed, at the sole risk and expense of Buyers, Buyer Parent, Capital and their representatives, all testing, inspections and other procedures (i) considered desirable by Buyers, Buyer Parent, Capital and their representatives in their sole discretion or (ii) requested by their lenders, investors and other financing sources) in their sole discretion, Assets, sites, and the books and records of Seller Parent and Sellers related to the Business, all upon reasonable notice and conducted at times agreed to by Buyer Parent. Without limiting the generality of the foregoing, Buyers and Buyer Parent shall have the right to conduct Phase I environmental investigations and the right to conduct Phase II environmental investigations if the results of the Phase I environmental investigations indicate that a Phase II investigation is necessary or desirable. Sellers and Seller Parent shall allow access to Buyers, Buyer Parent, and their consultants for the purposes of conducting such an investigation. Such access shall be granted in accordance with an Environmental Access Agreement substantially in the form attached as EXHIBIT H. If any Phase I or Phase II investigation commissioned by Buyers, Buyer Parent or Capital reveals any environmental condition (including the presence of any Hazardous Materials) on any parcel of Owned Land that was not presented in the internally-prepared environmental reports prepared by Seller Parent and delivered to Buyer Parent and Buyers prior to the date hereof, Seller Parent shall be responsible, at Buyers' request, to promptly and fully remediate such environmental condition if and solely to the extent that remediation of such condition is required by Applicable Law and is required by the applicable regulatory authority (e.g., remediation shall not be required if Seller Parent receives approval from the applicable regulatory authority to leave such environmental condition as it is without remediation). Such remediation, to the extent required, shall comply with Applicable Law and shall be conducted by Persons selected by Seller Parent and reasonably acceptable to Buyer Parent, and shall follow a remediation plan prepared by Seller Parent and reasonably acceptable to Buyer Parent. The foregoing obligation to remediate shall continue after the Closing, and shall include any environmental monitoring or testing following completion of remediation. Access for such remediation shall be granted by Buyers following the Closing in accordance with an access agreement to be agreed upon by the parties. Notwithstanding the foregoing, if the anticipated expense to remediate any such parcel of Owned Land exceeds $5,000,000, Seller Parent may elect not to sell such parcel of Owned Land by promptly notifying Buyer Parent in writing of such decision. Such parcel of Owned Land will not be transferred hereunder and the Purchase Price will be reduced by the value of such parcel as determined in accordance with SECTION 3.4(B). In addition to Buyers' other rights under this
SECTION 7.1(A), Buyers may also terminate this Agreement under this SECTION 7.1(A) if Seller Parent's election not to sell such parcel of Owned Land could reasonably be expected to result in a Material Adverse Change after giving effect to the Purchase Price reduction pursuant to the preceding sentence.

                  (b) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Buyers and Buyer Parent will have reasonable access to employees of the Business designated in writing by Seller Parent (all of whom will be district managers or higher in the organization) and former employees designated in writing by Seller Parent who are bound by confidentiality agreements.

                  (c) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Seller Parent and Sellers shall furnish Buyers with such additional financial and operating data and other information as to the Business as Buyers may from time to time reasonably request.

                  (d) Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Seller Parent and Sellers shall use commercially reasonable efforts to cooperate with Buyers, their representatives, engineers, auditors and counsel in the preparation of any documents or other materials that may be reasonably required in connection with Buyer Parent's, Buyers' or Capital's financing of the Transactions and any documents or materials required by any governmental agency. Seller Parent and Sellers shall, promptly after the date hereof and from time to time hereafter (including after the Closing Date, but only to the extent Seller Parent or Sellers retain or have access to such information and documents): (i) provide such information and documents to Buyer Parent concerning Seller Parent, Sellers, the Business or the assets of the Business as may be required or appropriate for inclusion in a proxy statement, registration statement or any other filing, notification or report made by Buyer Parent or any of its Affiliates pursuant to Applicable Law or in any offering memorandum, prospectus or other offering document or bank book prepared in connection with Buyers', Buyer Parent's or Capital's financing efforts related to the Transactions; (ii) cause counsel and independent accountants of Seller Parent and Sellers to cooperate with Buyer Parent, its Affiliates and its investment bankers, counsel and independent accountants in the preparation of such filings, notifications, reports and offering documents; and (iii) use their commercially reasonable efforts to obtain consents and "comfort letters" from such accountants as required in connection with such filings, notifications and reports.

                  (e) Unless Seller Parent otherwise agrees in writing, all access shall be coordinated with Seller Parent, and Buyers, Buyer Parent and their agents and employees shall not enter the Land and perform inspections or meet with employees unless accompanied by a representative of Seller Parent. Seller Parent shall have the right to approve, or to refuse approval for, testing which in Seller Parent's reasonable opinion would materially interfere with the operations of the Business, prior to such testing being undertaken.

                  (f) Buyer Parent and Buyers agree to repair any damage caused by or attributable to their exercise of their rights pursuant to this SECTION
7.1 or to Buyer Parent, Buyers or any of their agents or employees being in or on the Land, including any damage caused by the customary drilling and boring carried out by environmental consultants, and Buyer Parent and Buyers shall jointly and severally indemnify and save harmless Seller Parent and Sellers from all costs of repairing any such damage attributable to Buyer Parent's and Buyers' exercise of their rights pursuant to this SECTION 7.1 or to Buyer Parent, Buyers or any of their respective agents or employees being in or on the Land. If Buyer Parent and Buyers do not perform such repairs, Seller Parent and Sellers shall have the right to perform, or cause to be performed, such work and to obtain reimbursement for the reasonable costs of such work (including reasonable legal and consulting fees) from Buyer Parent and Buyers, which costs shall be payable by Buyer Parent and Buyers to Sellers upon demand. The provisions of this paragraph of this SECTION 7.1 shall survive the termination of this Agreement.

         7.2 ACTIVITIES OF SELLERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing or the earlier termination of this Agreement, Sellers shall, and Seller Parent shall cause Sellers and the Partnership to:

                  (a) carry on the Business in the ordinary and usual course consistent with past practice;

                  (b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

                  (c) use commercially reasonable efforts to maintain their relationships with suppliers, customers, consultants, employees, independent contractors, government agencies, communities and others having business relations with Sellers in the operation of the Business, and promptly notify Buyers of the loss of any customer or group of customers material to the Business;

                  (d) provide unaudited balance sheets and the related unaudited statements of operations for each month between the date hereof and the Closing; and

                  (e) provide all commercially reasonable assistance to Buyers to provide for an orderly transfer of the Assets and the Business from Sellers to Buyers.

         7.3 PROHIBITED ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing or earlier termination of this Agreement, except as contemplated by this Agreement, Seller Parent shall not (as its relates to the Business) and shall cause Sellers and the Partnership not to, without the prior written consent of Buyers, which consent will not be unreasonably withheld:

                  (a) change their pricing and purchasing policies, other than in the ordinary course of business consistent with the past practice of the Business;

                  (b) shorten or lengthen the customary payment cycles for any of their payables or receivables;

                  (c) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller Parent or Sellers in this Agreement to be untrue or result in a breach of any covenant made by Seller Parent or Sellers in this Agreement;

                  (d) make any change in any method of accounting or accounting policies or policy used by Seller Parent or Sellers, except as required by Applicable Law or by the Financial Accounting Standards Board;

                  (e) make any changes in the customary methods of operation of the Business;

                  (f) breach, amend or terminate any Real Estate Lease, other Assumed Lease, Permit, Customer Contract, Employee Contract or Other Contract;

                  (g) enter into any transaction outside the ordinary course of the business of Sellers or otherwise prohibited hereunder;

                  (h) sell, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business;

                  (i) sell or transfer any motor vehicle, attachment, accessory or piece of materials handling equipment comprising the Rolling Stock from the Business to any other business operation of Seller Parent or its Affiliates, other than in the ordinary course of business consistent with the past practice of the Business;

                  (j) except for the Encumbrance of real property Taxes, cause, permit or suffer to exist any Encumbrance, covenant, condition, restriction, assessment, easement, right of way, obligation, encroachment or liability ("TITLE DEFECT") whatsoever with respect to the Land;

                  (k) change or increase any compensation payable to, or benefits made available to, any Business Employees, except (i) to the extent required by law, or (ii) pursuant to a collective bargaining agreement in effect on the date hereof, or (iii) in the ordinary course of business consistent with past practice;

                  (l) relinquish, or seek to modify or amend any substantive term of, any Permit; or

                  (m) agree to do any of the foregoing.

         7.4 CONTACT WITH GOVERNMENT OFFICIALS AND CUSTOMERS. Sellers and Seller Parent shall use their commercially reasonable efforts to cooperate with Buyers in making contact with (a) the appropriate governmental agencies and officials having information about or jurisdiction over Sellers, the Partnership, Seller Parent, the Business, the Land, Assets or obligations or rights of Sellers, including environmental and land use agencies and officials, in order to assist Buyers in completing their regulatory evaluation of the Business and the Assets and securing any consents necessary to transfer the Permits or in securing new permits; and (b) the customers under the Customer Contracts, in order to secure any consents necessary to transfer the Customer Contracts to Buyers as contemplated by this Agreement. Buyers and Sellers shall use commercially reasonable efforts to obtain before Closing all consents necessary to transfer the Permits (or Buyers will use commercially reasonable efforts to obtain new permits for any non-transferable Permits), the Customer Contracts, the Real Estate Leases and the other Assumed Leases to Buyers at the Closing.

         7.5 PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of the New York Stock Exchange or The Nasdaq Stock Market, the parties agree that no press release or other written communication shall be issued by Sellers or Seller Parent, on the one hand, or Buyers, Buyer Parent or Capital, on the other hand, containing information regarding the other party, this Agreement or the Transactions (including the fact that the Transactions are being discussed or the terms of the Transactions) without the prior written approval of both Seller Parent and Buyer Parent, which approval may not be unreasonably withheld; provided, however, that Buyer Parent, Buyers and Capital shall be entitled to disclose information regarding this Agreement or the Transactions to prospective lenders, purchasers of debt securities and investors and their counsel without the approval of Sellers or Seller Parent. The parties shall consult with each other concerning the means by which Sellers' employees, customers and suppliers and others having dealings with Sellers will be informed of the Transactions.

         7.6 HSR APPROVAL AND ATTWOODS NOTICES. Seller Parent and Sellers undertake and agree to file by no later than 4:00 p.m. Eastern Standard Time on November 14, 2003, all documents required under the Attwoods Consent Decree. Buyer Parent, Buyers, Seller Parent and Sellers undertake and agree to file by no later than 4:00 p.m. Eastern Standard Time on November 19, 2003, all documents required under the HSR Act. Buyer Parent and Buyers shall pay all HSR Act filing fees. Buyer Parent, Buyers, Seller Parent and Sellers shall use commercially reasonable efforts to cooperate with each other with respect to such filings, and shall respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any other local, state or federal governmental authority in connection therewith. Buyer Parent and Buyers shall use commercially reasonable efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division or any other local, state or federal governmental authority with respect to the Transactions so as to enable the Closing Date to occur prior to the Termination Date, including by selling, divesting or otherwise disposing of, or agreeing to sell, divest or otherwise dispose of, any assets or businesses necessary to secure HSR Act and other antitrust law approval, unless the FTC or Antitrust Division or other local, state or federal governmental authority completely blocks the Transactions. Notwithstanding anything in this Agreement to the contrary, Buyer Parent, Buyers and Capital shall not be required to sell, divest or otherwise dispose of, or agree to sell, divest or otherwise dispose of, any assets or businesses with aggregate 2002 revenues in excess of ten percent (10%) of the aggregate 2002 revenues of the Business in order to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division or any other local, state or federal governmental authority with respect to the Transactions in order to enable the Closing Date to occur prior to the Termination Date. Each party shall
(a) subject to Applicable Laws, promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division or any other governmental entity relating to this Agreement and, subject to Applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing relating to this Agreement; (b) to the extent permitted by Applicable Laws, not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (c) to the extent permitted by Applicable Laws, furnish the other party with copies of all correspondence, filings, and communications between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Transactions. If a party shall have complied with all of its obligations under this SECTION 7.6, but there is no action that such party can undertake or offer to undertake in compliance with, and subject to, this Section that would eliminate the impediment asserted by the FTC, the Antitrust Division or other governmental authority or any order in any suit or Proceeding, in order for the Closing Date to occur prior to the Termination Date, assuming all conditions other than those relating to such impediment or order have been satisfied or waived, then such party shall not be deemed to have breached its obligations under this SECTION 7.6.

         7.7 STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to ARTICLE XII without the Closing having taken place, Sellers and Seller Parent will not directly or indirectly (through a representative, agent, employee or otherwise) solicit or accept offers for any of the Assets or the Business or for a merger, stock sale, consolidation or other business combination involving any of the Assets or the Business, or respond to inquiries from, provide or share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring any of the Assets or the Business by merger, stock sale, consolidation or other business combination, nor will Seller Parent permit Sellers to do any of the foregoing.

         7.8 SUPPLEMENTS TO SELLERS' SCHEDULES. From time to time prior to the date which is two (2) Business Days prior to the Closing, Sellers shall supplement and update Sellers' Disclosure Schedules delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring on the date of this Agreement, would have been required to have been set forth on such Schedules hereto. No supplement or update of a Schedule made pursuant to this SECTION 7.8 that discloses material, adverse information shall be deemed to cure any breach of, affect or otherwise diminish any representation and warranty made in this Agreement unless Buyer Parent specifically agrees thereto in writing.

         Any supplement or update of a Schedule that discloses immaterial or non-adverse information shall not constitute a breach of any representation or warranty made in this Agreement and shall be deemed accepted by Buyers.

         7.9 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, the parties shall each use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                            SELLER PARENT AND SELLERS

         The obligations of Seller Parent and Sellers to consummate the Transactions are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of each of the following conditions.

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyers, Buyer Parent and Capital contained in this Agreement shall have been true and correct in all material respects on and as of the date made and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Buyers, Buyer Parent and Capital shall have delivered to Sellers a certificate of a duly authorized officer to the foregoing effect.

         8.2 COVENANTS. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyers and Buyer Parent on or before the Closing Date shall have been duly complied with and performed in all material respects. Buyers and Buyer Parent shall have delivered to Sellers a certificate of a duly authorized officer to the foregoing effect.

         8.3 NO LEGAL PROHIBITION. No injunction or order shall be in effect prohibiting consummation of the Transactions or which would make the consummation of the Transactions unlawful.

         8.4 NO ADVERSE PROCEEDING. No Proceeding shall have been instituted and be pending before a court or any other governmental agency or body which seeks to restrain or prohibit any of the Transactions; provided, however, that the provisions of this SECTION 8.4 shall not apply if Seller Parent or a Seller has directly or indirectly solicited or encouraged any such Proceeding.

         8.5 DELIVERIES. Buyer Parent and Buyers shall be prepared to make or cause to be made the deliveries described in SECTIONS 3.3.

         8.6 HSR ACT. The waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been earlier terminated by the FTC or the Antitrust Division.

                                   ARTICLE IX

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                       OF BUYERS, BUYER PARENT AND CAPITAL

         The obligations of Buyers, Buyer Parent and Capital to consummate the Transactions are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of each of the following conditions.

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers and Seller Parent contained in this Agreement shall have been true and correct in all material respects on and as of the date made and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Sellers and Seller Parent shall have delivered to Buyers a certificate of a duly authorized officer to the foregoing effect.

         9.2 COVENANTS. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers and Seller Parent on or before the Closing Date shall have been duly complied with and performed in all material respects. Sellers and Seller Parent shall have delivered to Buyers a certificate of a duly authorized officer to the foregoing effect.

         9.3 NO LEGAL PROHIBITION. No injunction or order shall be in effect prohibiting consummation of the Transactions or which would make the consummation of the Transactions unlawful.

         9.4 NO ADVERSE PROCEEDING. No Proceeding shall have been instituted and be pending before a court or any other governmental agency or body which seeks to restrain or prohibit any of the Transactions; PROVIDED, HOWEVER, that the provisions of this SECTION 9.4 shall not apply if Buyer Parent or Buyers has directly or indirectly solicited or encouraged any such Proceeding.

         9.5 DELIVERIES. Sellers and Seller Parent shall be prepared to make or cause to be made the deliveries described in SECTION 3.2.

         9.6 HSR ACT. The waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been earlier terminated by the FTC or the Antitrust Division.

         9.7 CONSENTS AND APPROVALS. Buyers shall have received the Required Consents. Notwithstanding the foregoing, (i) the condition set forth in this
SECTION 9.7 shall not apply with respect to the Required Consents for Permits if the relevant Permit authority approves a management or operating agreement reasonably acceptable to Sellers and Buyers allowing the Transactions to close without transfer or reissuance of a Permit having been completed, and (ii) with respect to Customer Contracts, Required Consents need only be obtained for those Customer Contracts identified on EXHIBIT I; provided that if any Required Consent for any Permit or Customer Contract set forth on EXHIBIT I is not obtained by the time that the other conditions to Closing have been satisfied or are waived, and the parties are not permitted to enter into a management or operating agreement as contemplated by clause (i) of this SECTION 9.7 or a subcontractor or other relationship as contemplated by SECTION 1.3 (a "MANAGEMENT ARRANGEMENT"), then:

                  (a) with respect to Assets of the Business other than those relating to the Jacksonville Division (as defined on EXHIBIT I):

                           (1) the Closing shall nevertheless occur, the Permit
or Customer Contract and related Assets (other than the related Land (as identified on EXHIBITS B-1 and B-2), which shall be transferred at the Closing) and Business Employees for which the Required Consent was not obtained shall be withheld from the Closing, and the Purchase Price shall be adjusted by the amount identified on EXHIBIT I for each Required Consent not obtained; and

                           (2) with respect to any Permits, Customer Contracts
and related Assets that are withheld from the Closing pursuant to subsection
(a)(1) above, the relevant Permits, Customer Contract and Assets shall be transferred to Buyers, the Business Employees will be employed by Buyers, and the withheld Purchase Price shall be paid by Buyers to Sellers, promptly following the receipt of the Required Consent or the execution by Buyers and Sellers of an agreement for a Management Arrangement; and

                  (b) with respect to the Assets of the Business relating to the Jacksonville Division (including all related Land (as identified on EXHIBITS B-1 and B-2) (the "JACKSONVILLE LAND")):

                           (1) the Closing with respect thereto shall not occur
until such time as Required Consents for the Jacksonville Division Permits and Customer Contracts set forth on EXHIBIT I representing an aggregate of at least $3,276,000 of the aggregate Purchase Price Adjustment Amount shown on EXHIBIT I have either (x) been obtained or (y) an agreement for a Management Arrangement relating thereto shall have been executed (the "JACKSONVILLE CONDITION"). If the Closing with respect to the Assets of the Jacksonville Division is delayed in accordance with this clause (b)(1), the Purchase Price payable at the Closing shall be reduced by $27,789,000;

                           (2) following the satisfaction of the Jacksonville
Condition, (x) the Jacksonville Land and (y) those Permits, Customer Contracts and related Assets and Business Employees for which the Required Consent was obtained or with respect to which an agreement for a Management Arrangement shall have been executed shall be promptly transferred to Buyers, the relevant Business Employees will be employed by Buyers, and an amount equal to the excess of (I) $27,789,000 over (II) the aggregate Purchase Price identified on EXHIBIT I relating to those Permits, Customer Contracts and related Assets and Business Employees for which the Required Consent has not yet been obtained or an agreement for a Management Arrangement has not yet been executed shall be paid by Buyers to Sellers; and

                           (3) all remaining Permits, Customer Contracts and
related Assets and Business Employees for which the Required Consent shall not have been obtained or an agreement for a Management Arrangement shall not have been executed shall be transferred to Buyers, the related Business Employees will be employed by Buyers, and the withheld Purchase Price relating thereto shall be paid by Buyers to Sellers promptly following the receipt of the Required Consent or the execution by Buyers and Sellers of an agreement for a Management Arrangement.

No consent or approval (a) shall be conditioned on the cancellation or termination of, or any material adverse modification to, any Permit, Real Estate Lease, Assumed Lease, Customer Contract, Employee Contract and Other Contract or
(b) shall impose on Buyers or any of their Affiliates any condition, provision or requirement with respect to the Business or its operations that is materially more restrictive, or materially more expensive to comply with, than the conditions imposed upon such operation prior to the Closing.

         9.8 NO MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred since December 31, 2002; provided, however, that nothing disclosed in the Disclosure Schedules (without giving effect to any supplements or updates made by Sellers after the date hereof) or the Sellers' Financial Statements, individually or in the aggregate, shall be deemed to be a Material Adverse Change.

         9.9 FINANCING. Buyers, Buyer Parent and Capital shall have received the proceeds of a financing, in an amount and on terms reasonably acceptable to Buyer Parent, sufficient to enable Buyers to consummate the Transactions.

                                   ARTICLE X

                           LIABILITIES AND OBLIGATIONS

         10.1 EXCLUDED LIABILITIES. Except as explicitly set forth in SECTION 10.2, neither Buyer Parent nor Buyers shall, by the execution and performance of this Agreement or otherwise (including by acquisition of the partnership interests in the Partnership or under theories of successor liability), assume, become directly or indirectly responsible for or incur, and Seller Parent and Sellers, jointly and severally, hereby expressly agree to pay and perform, all liabilities and obligations of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise (each, a "LIABILITY") of Sellers, Seller Parent or the Partnership arising out of or relating to actions or omissions occurring or conditions existing on or prior to the Closing Date, including those matters disclosed in SCHEDULES 5.13(A), 5.13(B) AND 5.13(C) (collectively, the "EXCLUDED LIABILITIES") including any Liability of Sellers to Seller Parent, any other Sellers or any other Affiliate of Seller Parent.

         10.2 ASSUMPTION OF OBLIGATIONS. Subject to the terms and conditions set forth herein, at the Closing Buyers shall assume from Sellers only the Liabilities described in the remainder of this SECTION 10.2 (the "ASSUMED LIABILITIES"):

                  (a) Buyers shall assume and perform, and Buyer Parent shall cause Buyers to assume and perform, all obligations under the Customer Contracts, Employee Contracts, Other Contracts, Assumed Leases, Permits, Real Estate Leases and other contracts included within the Assets, to the extent such obligations first accrue and are required to be performed subsequent to the completion of the Closing (provided that such obligations do not arise as a result of a breach by Sellers thereof on or prior to Closing).

                  (b) Buyers shall assume and perform, and Buyer Parent shall cause Buyers to assume and perform, at the Closing all closure/post-closure obligations with respect to the Assets (including those set forth on SCHEDULE 5.17), and, subject to SECTION 10.2(C), to provide all required financial responsibility/assurance related thereto, enabling Sellers to gain release of financial responsibility/assurance they have posted.

                  (c) Buyers shall, and Buyer Parent shall cause Buyers to, use commercially reasonable efforts to replace performance bonds and letters of credit with respect to the Assets set forth on SCHEDULE 5.17 and post substitute financial assurances as required under environmental Permits within thirty (30) days after the Closing. Buyers shall, and Buyer Parent shall cause Buyers to, pay Sellers interest at the rate of nine and one-half percent (9.5%) per annum on un-replaced or un-substituted instruments from the 31st day after the Closing until they are replaced or substituted.

                  (d) Buyers agree to assume and perform, and Buyer Parent agrees to cause Buyers to assume and perform, (i) the direct costs of relocation of a possible overfill at Nassau Landfill existing as of the date of this Agreement, (ii) the direct costs of any additional capping required at Nassau Landfill after the Closing Date, (iii) the direct costs of additional cell development at Jones Road Landfill after the Closing Date, and (iv) all other Liabilities which Buyer Parent designates in writing prior to the Closing and which Sellers agree to assume.

                                   ARTICLE XI

                                 INDEMNIFICATION

         11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

                  (a) The representations and warranties contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder as follows:

                           (i) the representations and warranties in SECTIONS
5.6(C), 5.10, 5.12(A) AND 5.15 shall survive the Closing for a period of six (6) months after the Closing Date;

                           (ii) the representations and warranties in SECTIONS
5.5(B)-(C), 5.6(A)-(B), 5.7, 5.11, 5.17 AND 5.18 shall survive the Closing for a period of fifteen (15) months after the Closing Date;

                           (iii) the representations and warranties in SECTIONS
5.4(B), 5.4(C), 5.4(D), 5.14, 5.16, 6.1, 6.2, 6.3 AND 6.4 shall survive the
Closing for a period of twenty-four (24) months after the Closing Date;

                           (iv) the representations and warranties in SECTIONS
5.3 AND 5.8 shall survive the Closing for a period of forty-eight (48) months after the Closing Date;

                           (v) the representations and warranties in SECTIONS
5.9 AND 5.13 shall survive until expiration of the applicable statute of limitations period; and

                           (vi) the representations and warranties in SECTIONS
5.1, 5.2, 5.4(A), 5.4(E), 5.4(F), 5.5(A) 5.12(B), AND 6.5 shall survive the
Closing for a period of eighty four (84) months after the Closing Date;

provided that the foregoing shall not limit an indemnification claim alleging fraud by a party to this Agreement or its Affiliates.

                  (b) The covenants and agreements set forth in this Agreement (including the covenants and agreements set forth in SECTIONS 10.1 and 10.2 and the indemnification obligations set forth in SECTION 7.1, SECTION 11.2, SECTION
11.3 and SECTION 15.5) shall survive the Closing without limitation.

         11.2 INDEMNIFICATION BY SELLER PARENT AND SELLERS. Sellers and Seller Parent agree that they shall, jointly and severally, indemnify, defend (as to Third Party Claims only), protect and hold harmless Buyer Parent, Buyers, and, after the Closing, the Partnership, their respective officers, shareholders, directors, divisions, subdivisions, Affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Liabilities, claims, damages, actions, suits, Proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' and expert witness fees and expenses and expenses of investigation) (collectively, "DAMAGES") whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, or misrepresentation in, the representations and warranties by Sellers or Seller Parent set forth herein, or in the Schedules, Exhibits, certificates, documents or agreements attached hereto or delivered pursuant hereto by Sellers or Seller Parent; (b) breach of any agreement or covenant on the part of Seller Parent or Sellers made in this Agreement, or in the Schedules, Exhibits, certificates, documents or agreements attached hereto or delivered pursuant hereto by Sellers or Seller Parent; (c) any Excluded Liability; or (d) any Excluded Asset. Notwithstanding any other provision set forth in this Agreement, indemnifiable claims set forth in (a) through (d) of this SECTION 11.2 shall include any claim by a third Person that, if true, would mean that a condition for indemnification set forth in subsections (a) through (d) of this SECTION 11.2 had been satisfied.

         11.3 INDEMNIFICATION BY BUYERS AND BUYER PARENT. Buyers and Buyer Parent agree that they shall, jointly and severally, indemnify, defend (as to Third Party Claims only), protect and hold harmless Sellers and Seller Parent and their respective officers, shareholders, directors, divisions, subdivisions, Affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Damages, whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, incurred by Sellers or Seller Parent as a result of or incident to: (a) any breach of, or misrepresentation in, the representations and warranties of Buyers, Buyer Parent or Capital set forth herein, or in the Schedules, Exhibits, certificates, documents or agreements attached hereto or delivered pursuant hereto by Buyers, Buyer Parent or Capital; (b) breach of any agreement or covenant on the part of Buyers, Buyer Parent or Capital made in this Agreement, or in the Schedules, Exhibits, certificates, documents or agreements attached hereto or delivered pursuant hereto by Buyers, Buyer Parent or Capital; or (c) any Assumed Liability. Notwithstanding any other provision set forth in this Agreement, indemnifiable claims set forth in (a) through (c) of this SECTION 11.3 shall include any claim by a third Person that, if true, would mean that a condition for indemnification set forth in subsections (a) through (c) of this SECTION
11.3 had been satisfied.

         11.4 LIMITATION ON LIABILITY. The indemnification obligations set forth in SECTIONS 11.2(A) and 11.3(A): (a) shall apply only if a Closing occurs, and then only after the aggregate amount of claims for indemnification from the Indemnifying Party and its Affiliates under this Agreement exceeds $4,500,000 and thereafter the Indemnifying Party shall be liable for all indemnification obligations above $4,500,000; and (b) shall be limited to an aggregate amount not to exceed thirty-five percent (35%) of the Purchase Price actually paid by Buyers, Buyer Parent and their Affiliates; PROVIDED, HOWEVER, that (x) the foregoing limitations shall not apply to the indemnification obligations of an Indemnifying Party in connection with an indemnification claim arising out of
(i) a breach of the representation and warranty in SECTION 5.1, 5.2, 5.4(A), 5.4(E), 5.4(F), 5.5(A) OR 5.12(B) or (ii) the fraud of the Indemnifying Party or its Affiliates, and (y) only claims, or series of related claims, equal to or in excess of $100,000 shall apply toward the $4,500,000 deductible.

         11.5 INDEMNIFICATION PROCEDURE BETWEEN BUYERS AND SELLERS. Upon the occurrence of any claim for which indemnification is believed to be due hereunder, the Indemnified Party shall provide notice of such claim to the Indemnifying Party, stating in general terms the circumstances giving rise to the claim, specifying the amount of the claim (or an estimate thereof) and making a request for any payment then believed due (subject to the limitations herein). Upon receipt of any such notice, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days. If a resolution is not reached within the thirty (30) day period, either party may commence the dispute resolution procedures set forth in ARTICLE XVI. If the Indemnifying Party does not respond within such thirty (30) day period, the claim for indemnification shall be deemed accepted by the Indemnifying Party. If all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall (subject to the terms of SECTION 11.4) within ten (10) days of such determination, pay the Indemnified Party such amount owed in cash.

         11.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

                  (a) If any third Person shall notify an Indemnified Party with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against an Indemnifying Party or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

                  (b) Any Indemnifying Party will have the right to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this ARTICLE XI and the records and personnel of each shall be reasonably available to the other with respect to such defense.

                                  ARTICLE XII

                            TERMINATION OF AGREEMENT

         12.1 TERMINATION BY BUYER PARENT. Buyer Parent may at any time prior to the Closing, by written notice in the manner hereinafter provided, terminate this Agreement in the event of a material breach by Sellers or Seller Parent (i) of the representations and warranties of Sellers and Seller Parent or (ii) in the observance, or in the due and timely performance of any of the covenants or agreements contained herein on their part to be performed, which breach of covenant or agreement shall not have been cured within fifteen (15) Business Days following written notice thereof from Buyer Parent. In addition, Buyer Parent, by notice in the manner hereinafter provided, may terminate this Agreement if any of the conditions set forth in ARTICLE IX shall become incapable of fulfillment (other than due to acts or omissions of Buyer Parent or its Affiliates) on or before the Closing Date and shall not have been waived by Buyers.

         12.2 TERMINATION BY SELLER PARENT. Seller Parent may at any time prior to the Closing, by written notice in the manner hereinafter provided, terminate this Agreement in the event of a material breach by Buyers, Buyer Parent or Capital (i) of the representations and warranties of Buyers, Buyer Parent or Capital or (ii) in the observance, or in the due and timely performance of any of the covenants or agreements contained herein on their part to be performed, which breach of covenant or agreement shall not have been cured within fifteen (15) Business Days following written notice thereof from Seller Parent. In addition, Seller Parent, by notice in the manner hereinafter provided, may terminate this Agreement if any of the conditions in ARTICLE VIII shall become incapable of fulfillment (other than due to acts or omissions of Seller Parent or its Affiliates) by or before the Closing Date and shall not have been waived by Sellers.

         12.3 TERMINATION DATE. This Agreement may be terminated by Seller Parent or Buyer Parent by notice to the other if the Transactions shall not have been consummated by 5:00 p.m. (MST) on December 31, 2003 (other than as a result of a breach of this Agreement by the party giving such notice or by its Affiliates), unless such date shall be extended by the mutual written consent of Seller Parent or Buyer Parent.

         12.4 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to SECTION 12.1, 12.2 or 12.3, this Agreement shall thereafter become null and void, and there shall be no liability or obligation on the part of any of the parties (or any other their respective officers, director, employees, agents or other representatives or Affiliates), except that (a) the provisions of SECTIONS 13.1, 13.2, 13.5, 15.6 and ARTICLE XVI shall survive such termination, (b) such termination shall not relieve any party hereto of any liability for any willful material breach of this Agreement prior to such termination and (c) such termination shall not relieve any party hereto of its obligations under SECTION 12.5, if applicable.

         12.5 CERTAIN CONSEQUENCES OF TERMINATION.

                  (a) If this Agreement is terminated by Seller Parent pursuant to SECTION 12.2(I) or (II), or if this Agreement is terminated because the condition set forth in SECTION 9.9 has not been satisfied, then Seller Parent shall be entitled to retain the Deposit as a termination fee.

                  (b) If this Agreement is terminated by Buyer Parent pursuant to SECTION 12.1(I) or (II), then Seller Parent shall return the Deposit to Buyer Parent and Seller Parent shall pay Buyer Parent an amount equal to the Deposit as a termination fee.

                  (c) If this Agreement is terminated other than in accordance with SECTION 12.5(A) or (B), then Seller Parent shall return the Deposit to Buyer Parent.

                  (d) The parties acknowledge that the agreements contained in this SECTION 12.5 are an integral part of the transactions contemplated by this Agreement. Except as provided in SECTION 12.4(B), the remedies set forth in this
SECTION 12.5 constitute the parties' sole and exclusive remedies in the event of or with respect to a termination of this Agreement.

                                  ARTICLE XIII

                          NONDISCLOSURE; NONCOMPETITION

         13.1 NONDISCLOSURE BY SELLERS AND SELLER PARENT. Sellers and Seller Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to confidential information of Buyers, Buyer Parent or Capital, including lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyers, Buyer Parent or Capital and their respective businesses. Sellers and Seller Parent each agree that they will not, except as may be required by law or valid legal process, disclose such confidential information to any

Person for any purpose or reason whatsoever, except to authorized representatives of Buyers, unless such information is or becomes known to the public generally through no fault of Sellers or Seller Parent. In connection with the foregoing, the parties acknowledge and agree that they may be competitors in the waste collection, hauling, disposal and recycling business in the markets serviced by Buyers, Buyer Parent and Capital, and that, except as specifically set forth herein, this Agreement shall not be interpreted to preclude Sellers from providing waste collection, hauling, disposal or recycling services in such markets or elsewhere. The provisions of this SECTION 13.1 shall apply at all times prior to the Closing Date and for a period of one (1) year following the first to occur of (i) the Closing Date and (ii) termination of this Agreement without a Closing having occurred.

         13.2 NONDISCLOSURE BY BUYERS AND BUYER PARENT. Buyers, Buyer Parent and Capital recognize and acknowledge that they have in the past, currently have, and prior to the Closing Date, will have access to confidential information of Sellers and Seller Parent, including lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Sellers. Buyers, Buyer Parent and Capital agree that they will not, except as may be required by law or valid legal process, disclose such confidential information to any Person for any purpose or reason whatsoever, prior to the Closing Date except to authorized representatives of Sellers (including lenders, investors and other financing sources and their respective representatives), unless such information is or becomes known to the public generally through no fault of Buyers or Buyer Parent. Notwithstanding the foregoing, Buyers, Buyer Parent and Capital shall be permitted to disclose such information regarding the Business as is determined by Buyers, Buyer Parent or Capital to be necessary or appropriate to be disclosed in any proxy or registration statement, or any other filing, notification or report made by Buyer Parent or any of its Affiliates pursuant to Applicable Law or in any offering memorandum, prospectus or other offering document or bank book prepared in connection with Buyer Parent's, Buyers' or Capital's financing of the Transactions. In connection with the foregoing, the parties acknowledge and agree that they may be competitors in the waste collection, hauling, disposal and recycling business in the markets serviced by Sellers, Seller Parent and the Business, and that nothing contained herein shall be interpreted to preclude Buyers from providing waste collection, hauling, disposal or recycling services in such markets or elsewhere. The provisions of this SECTION 13.2 shall apply at all times prior to the Closing Date and for a period of one (1) year following the first to occur of (i) the Closing Date and (ii) termination of this Agreement without a Closing having occurred.

         13.3 NONCOMPETITION BY SELLERS. Sellers and Seller Parent agree that for a period of three (3) years following the Closing Date (the "RESTRICTED PERIOD"), they shall not, and shall cause their Affiliates not to, engage or have any interest, direct or indirect, in any business in competition with the Business, as the Business is constituted as of the Closing Date within any county in Florida in which the Business provided services as of the Closing Date. Notwithstanding the foregoing, however: (A) this shall not preclude Sellers, Seller Parent or any such Affiliate from (i) owning less than one percent (1%) in the aggregate of the securities of any publicly traded entity or
(ii) any operations subsequently acquired in Florida (the "NEW FLORIDA Operations") as part of their acquisition of a company with operations primarily outside of Florida; PROVIDED that Sellers and Seller Parent shall cause the New Florida Operations to refrain from inducing, or attempting to induce, any customer of the Business as of the Closing Date to conduct business with such New Florida Operations unless such customer already was a customer of the New Florida Operations at the time Sellers, Seller Parent or such Affiliate acquired the New Florida Operations; (B) Sellers, Seller Parent and such Affiliates shall be permitted to service any national account within such Counties if pursuant to the terms of the relevant national account agreement, and despite their commercially reasonable efforts, Sellers and Seller Parent are unable to subcontract or assign the services to Buyers and Sellers and Seller Parent are not in violation of the

National Account Subcontract; and (C) Sellers, Seller Parent and such Affiliates shall be permitted to service any Customer Contract withheld from the Closing pursuant to SECTION 9.7 until such time that such Customer Contract is transferred to Buyers or the Purchase Price applicable to such withheld Customer Contract is paid by Buyers to Sellers, in each case pursuant to SECTION 9.7. If Seller Parent, Sellers or any such Affiliate shall acquire any operations in Florida within three (3) years following the Closing Date in accordance with clause (A) above, Buyer Parent shall have a right of first refusal for a period of two (2) years following acquisition of such operations on the following terms (the "RIGHT OF FIRST REFUSAL"):

                  (a) RIGHT OF FIRST REFUSAL.

                           (i) GRANT OF RIGHT. If Seller Parent, Sellers or any
such Affiliate shall receive a bona fide offer for the purchase and sale of such operations substantially as an entirety (the "OFFER"), and if the Offer is acceptable, then Seller Parent shall give to Buyer Parent a Right of First Refusal to purchase such operations at the price and on the terms of the Offer. Upon receipt of an Offer, Seller Parent shall, prior to the acceptance of such Offer, give written notice (an "OFFER NOTICE") to Buyer Parent of the Offer, setting forth the terms and conditions of the Offer. Notwithstanding the foregoing, however, Buyer Parent shall have no Right of First Refusal, and Seller Parent shall not be required to give Buyer Parent an Offer Notice, with respect to any Offer that also involves as an integral part thereof a purchase by Seller Parent or its Affiliates of material assets from the offeror or its Affiliates.

                           (ii) PROCEDURE. If Buyer Parent elects to acquire
such operations at the price and on the terms of the Offer, it shall so notify Seller Parent within fifteen (15) days after receiving the Offer Notice. If Buyer Parent fails to so notify Seller Parent within this time period, then Buyer Parent shall be deemed to have waived and relinquished its right to acquire the operations as to the Offer, and Seller Parent, Sellers or any such Affiliate shall be at liberty to transfer the operations to the entity making the Offer at the price and on terms no more favorable to the offeror than those set forth in the Offer. If for any reason the operations are not sold to the person or entity making the Offer, or if the terms of the Offer are changed in a manner that is more favorable to the offeror, then this Right of First Refusal shall be reinstated and notice of any subsequent offers or revised terms shall be given to Buyer Parent upon the same provisions for acceptance or rejection as provided herein.

                           (iii) TERMS OF PURCHASE. All relevant terms and
conditions of this Agreement regarding title matters, the transfer of good and marketable title to Buyer Parent, allocation of liabilities (including environmental liabilities), risk of loss, representations, warranties, covenants and agreements, and survival of representations, warranties, covenants and agreements shall apply to the transfer of the operations as if fully set forth herein and shall be complied with by the parties as a condition to closing for the operations. Notwithstanding the foregoing, however, the terms and conditions of this Agreement shall be modified as necessary to give effect to the terms, conditions and provisions of the Offer.

                  (b) ASSIGNMENT AND SUCCESSION. Buyer Parent shall not assign the Right of First Refusal without the prior written consent of Seller Parent, which consent may not be unreasonably withheld. Seller Parent shall not assign this Right of First Refusal. This Right of First Refusal, and all rights and powers granted hereby, will bind and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer Parent may nominate an Affiliate of Buyer Parent for the acquisition of all or a portion of the operations under this Right of First Refusal (a "NOMINEE"), and to be "Buyer Parent" under this Right of First Refusal, in which case all references in this SECTION 13.3 to "Buyer Parent" shall mean and refer to such Nominee, and Seller Parent may nominate an Affiliate of Seller Parent for the sale of all or a portion of the operations under this Right of First Refusal (a "SELLER NOMINEE"), and to be "Seller Parent" under this Right of First Refusal, in which case all references in this SECTION
13.3 to "Seller Parent" shall mean and refer to such Sellers Nominee.

                  (c) NO RECORDING. Except as may be required by Applicable Law,
(a) this Right of First Refusal shall be maintained as confidential by the parties and (b) no documents evidencing this Right of First Refusal will be recorded or otherwise made public by the parties.

         13.4 CONFIDENTIAL INFORMATION. Neither Seller Parent nor Sellers (nor any of their respective Affiliates) shall at any time subsequent to the Closing, except as explicitly requested by Buyers or as otherwise provided in this Agreement, use for any purpose, disclose to any Person, or keep or make copies of any records and files containing, any confidential information relating primarily to the Business, the Assets or the Assumed Liabilities, all such information being deemed to be transferred to Buyers hereunder. For purposes hereof, "CONFIDENTIAL INFORMATION" shall mean information relating primarily to the Business, the Assets or the Assumed Liabilities, including all customer and vendor lists and related information, all information concerning the Business' processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, Assumed Liabilities, and other information not previously disclosed to the public directly by Seller Parent or Sellers. The foregoing provisions shall not apply to any information which is or relates primarily to an Excluded Asset or which is or relates primarily to the Excluded Liabilities, or which relates to Tax matters. Confidential information that relates to both Assumed Liabilities and Excluded Liabilities shall be maintained in duplicate by both Sellers and Buyers. If at any time after the Closing, Seller Parent or Sellers should discover that it is in possession of any records and files containing the confidential information of Buyers, then the party making such discovery shall immediately turn such records and files over to Buyers, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Seller Parent and Sellers agree that they will not assert a waiver of loss of confidential or privileged status of the information based upon such possession or discovery.

         13.5 EQUITABLE RELIEF FOR VIOLATIONS. The parties expressly covenant and agree that if any of them violates, or overtly threatens to violate, the Restrictive Covenants, the non-violating party shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which the violating party, directly or indirectly, realized and/or may realize as the result of, arising out of, or in connection with any such violation or threatened violation. The parties acknowledge further that an irreparable injury may result to the non-violating party and its Business in the event of a breach by the violating party of the Restrictive Covenants. The parties also acknowledge and agree that the damages or injuries that a non-violating party sustains as a result of a breach by a violating party of the Restrictive Covenants are difficult to ascertain and money damages alone may not be an adequate remedy to a non-violating party. The parties therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under the Restrictive Covenants, such rights or obligations shall be enforceable by a court decree of specific performance and a non-violating party shall also be entitled to any injunctive relief from the court pursuant to ARTICLE XVI necessary to prevent or restrain any violation of the Restrictive Covenants. Such relief shall be granted without the necessity of a showing of irreparable harm and without the posting of a bond or other security. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled in accordance with this Agreement.

         13.6 EXCEPTION FOR CERTAIN TAX DISCLOSURES. Further and notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each Affiliate, officer, employee, director, advisor, representative, or other agent of such party) is, and has been from commencement of discussions concerning the Transactions, permitted to (a) disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, and (b) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the Transactions. For this purpose, "tax structure" is limited to any fact that may be relevant to the understanding of the purported or claimed U.S. federal income tax treatment of the Transactions, and "tax treatment" means the purported or claimed U.S. federal income tax treatment of the Transactions. Neither of such terms includes information relating to the identity of the parties.

                                  ARTICLE XIV

                                   TAX MATTERS

         14.1 TRANSACTION TAXES. Buyers and Buyer Parent shall pay all transfer and conveyance Taxes attributable to the Transactions, including Taxes payable in connection with the registration of Rolling Stock.

                                   ARTICLE XV

                                     GENERAL

         15.1 GUARANTIES.

                  (a) Buyer Parent hereby unconditionally and absolutely guarantees to Seller Parent and Sellers the prompt and full payment and performance of all covenants, agreements and other obligations of Buyers under this Agreement and the Ancillary Agreements, including payment of the Purchase Price and all of Buyers' indemnification obligations pursuant to ARTICLE XI. The foregoing guaranty shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of Buyers under this Agreement or the Ancillary Agreements or for any other reason whatsoever. Buyer Parent hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that the Seller Parent or Sellers exhaust any right or take any action against Buyers in respect of any of their obligations hereunder.

                  (b) Capital hereby unconditionally and absolutely guarantees to Seller Parent and Sellers the prompt and full payment and performance of all covenants, agreements and other obligations of Buyer Parent and Buyers under this Agreement and the Ancillary Agreements, including payment of the Purchase Price and all of Buyers' indemnification obligations pursuant to ARTICLE XI. The foregoing guaranty shall be direct, absolute, irrevocable and unconditional and, except as set forth in the immediately preceding sentence, shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of Buyer Parent or Buyers under this Agreement or the Ancillary Agreements or for any other reason whatsoever. Capital hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that the Seller Parent or Sellers exhaust any right or take any action against Buyer Parent or Buyers in respect of any of its obligations hereunder.

                  (c) Seller Parent hereby unconditionally and absolutely guarantees to Buyer Parent and Buyers the prompt and full payment and performance of all covenants, agreements and other obligations of Sellers under this Agreement and the Ancillary Agreements, including payment of any adjustment to the Purchase Price pursuant to ARTICLE II and all of Sellers' indemnification obligations pursuant to ARTICLE XI. The foregoing guaranty shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of Sellers under this Agreement or the Ancillary Agreements or for any other reason whatsoever. Seller Parent hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Buyer Parent or Buyers exhaust any right or take any action against Sellers in respect of any of their obligations hereunder.

         15.2 ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) without the prior consent of the others; provided, however, that Buyers may assign all or any portion of this Agreement to any Affiliate of Buyers (but Buyers shall remain responsible for their obligations hereunder) and provided, further, however, that Buyers, Buyer Parent and Capital may assign any and all of their respective rights, interests and obligations hereunder as security for obligations to their lenders, financing sources, investors and other secured parties. Notwithstanding the foregoing, however, SECTION 13.3(B) shall take precedence over this SECTION 15.2 solely with respect to the assignment of the Right of First Refusal. This Agreement shall be binding upon and shall inure to the benefit of the parties, and the successors and permitted assigns of Buyers, Buyer Parent, Sellers and Seller Parent. This Agreement may be modified or amended only by a written instrument executed by all parties.

         15.3 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules hereto, is the final, complete and exclusive statement and expression of the agreement among the parties with relation to the subject matter of this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

         15.4 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.5 NO BROKERS. Except with respect to the fees of Lehman Brothers (which are the responsibility of Buyers and Buyer Parent), Sellers and Seller Parent represent and warrant to Buyers and Buyer Parent, and Buyers and Buyer Parent represent and warrant to Sellers and Seller Parent, that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the Transactions. If for any reason a commission or fee shall become due, the party dealing with such agent or broker (which party is Buyers and Buyer Parent in the case of Lehman Brothers) shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

         15.6 EXPENSES OF TRANSACTION. Except as otherwise provided in this
Agreement:

                  (a) Whether or not the Transactions shall be consummated, Buyers will pay the fees, expenses and disbursements of Buyers, Buyer Parent, Capital and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyers and Buyer Parent under this Agreement;

                  (b) Whether or not the Transactions shall be consummated, Sellers will pay the fees, expenses and disbursements of Sellers and Seller Parent and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Seller Parent and Sellers under this Agreement;

                  (c) At the Closing, Sellers will pay or reimburse Buyers for $1,500,000 of financing costs incurred in connection with the financing for the Transactions; and

                  (d) Whether or not the Transactions shall be consummated, nothing in this SECTION 15.6 shall limit the rights of a non-breaching party to recover damages, including fees and expenses if so awarded, in connection with any claim against a party in breach hereunder.

         15.7 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by overnight courier or by delivering the same in person to such party.

                  (a) If to Buyers, Buyer Parent or Capital, addressed to it at:

                      c/o Capital Environmental Resource Inc.
                      1005 Skyview Drive
                      Burlington, Ontario L7P 5B1
                      Attn: Mr. David Sutherland-Yoest, Chairman and CEO

                      with a copy to:

                      Capital Environmental Resource Inc.
                      1005 Skyview Drive
                      Burlington, Ontario L7P 5B1
                      Attn: Thomas E. Durkin, Esq., General Counsel

                      and a copy to:

                      McDermott, Will & Emery
                      600 13th Street, N.W.
                      Washington, D.C.  20005-3096
                      Attn: Karen Dewis, Esq.

                  (b) If to Sellers or Seller Parent, addressed to it at:

                      Allied Waste Industries, Inc.
                      15880 N. Greenway-Hayden Loop
                      Suite 100
                      Scottsdale, Arizona  85260
                      Attn: Mr. Thomas H. Van Weelden, Chairman and CEO

                      with a copy to:

                      Allied Waste Industries, Inc.
                      15880 N. Greenway-Hayden Loop
                      Suite 100
                      Scottsdale, Arizona  85260
                      Attn: Steven M. Helm, Esq., Senior Vice President
                            and General Counsel

                      and a copy to:

                      Fennemore Craig, P.C.
                      3003 N. Central Avenue, Suite 2600
                      Phoenix, Arizona  85012
                      Attn: Karen McConnell, Esq.

Notice shall be deemed given and effective the day personally delivered and one
(1) Business Day after being sent by overnight courier, subject to signature verification. Any party may change the address for notice by notifying the other parties of such change in accordance with this SECTION 15.7. Notwithstanding the foregoing, copies of notices and other communications regarding title and survey matters shall also be provided to: (a) if to Sellers or Seller Parent, addressed to M. Virginia Perry, Fennemore Craig, P.C., 3003 N. Central Avenue, Suite 2600, Phoenix, Arizona 85012, and (b) if to Buyers, Buyer Parent or Capital, addressed to Gregg H. Fierman, Esq., McDermott, Will & Emery, 201 South Biscayne Boulevard, 22nd Floor, Miami, FL 33131-4336.

         15.8 NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         15.9 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         15.10 NO THIRD PARTY BENEFICIARIES. Except for the provisions of
ARTICLE XI relating to indemnified parties, nothing contained in this Agreement is intended or shall confer upon any other Person, including any union or employee or former employee of Seller Parent or Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

         15.11 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         15.12 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "include" or "including" means include or including, without limitation. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

                                  ARTICLE XVI

                               DISPUTE RESOLUTION

         16.1 GENERAL. The parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be brought exclusively in the courts of the State of Delaware and federal courts of United States of America located in such state. By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably: (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Delaware; (d) waives any right to trial by jury; (e) agrees that any such dispute will be decided by court trial without a jury; (f) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (g) agrees that any party to this Agreement may file an original counterpart or a copy of this SECTION 16.1 with any court as written evidence of the consents, waivers and agreements of the parties set forth in this SECTION 16.1.

         16.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         16.3 ATTORNEYS' FEES. Should any litigation be commenced under this Agreement, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys' fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term "successful party" means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                     BUYERS:

                                     Waste Services of Florida, Inc.


                                     By: /s/ Larry D. Henk
                                         ---------------------------------------
                                     Its: President
                                          --------------------------------------


                                     Jacksonville Florida Landfill, Inc.


                                     By: /s/ Larry D. Henk
                                         ---------------------------------------
                                     Its: President
                                          --------------------------------------



                                     BUYER PARENT:

                                     Waste Services, Inc.


                                     By: /s/ Larry D. Henk
                                         ---------------------------------------
                                     Its: President and Chief Operating Officer
                                          --------------------------------------



                                     CAPITAL:

                                     Capital Environmental Resource Inc.


                                     By: /s/ Larry D. Henk
                                         ---------------------------------------
                                     Its: President and Chief Operating Officer
                                          --------------------------------------



                                     SELLERS:

                                     BFI Waste Systems of North America, Inc.


                                     By: /s/ Nicholas Skaff
                                         -------------------------------------
                                     Its: Director Market Development
                                          ------------------------------------

                                       Browning-Ferris Industries of Florida,
                                       Inc.


                                       By: /s/ Nicholas Skaff
                                           -------------------------------------
                                       Its: Director Market Development
                                            ------------------------------------


                                       E Leasing Company, LLC


                                       By: /s/ Nicholas Skaff
                                           -------------------------------------
                                       Its: Director Market Development
                                            ------------------------------------


                                       SELLER PARENT:

                                       Allied Waste Industries, Inc.


                                       By: /s/ Nicholas Skaff
                                           -------------------------------------
                                       Its: Director Market Development
                                            ------------------------------------

                                    EXHIBIT C
                                   DEFINITIONS

         "ACCOUNTS RECEIVABLE" means all accounts receivable of Sellers and the Partnership as of the Closing Date arising from the operation of the Business.

         "ADJUSTMENT AMOUNT" has the meaning specified in SECTION 2.1(B)(I).

         "AFFILIATE" means, with respect to any specified Person, a Person controlled by, controlling or under common control with such Person.

         "AFFILIATED GROUP" means an affiliated group as defined in Code Section 1504(a) or any similar group defined under a similar provision of state or local Tax law.

         "AGREEMENT" has the meaning specified in the introductory paragraph of the Agreement.

         "ANCILLARY AGREEMENTS" means the Deeds, the Bill of Sale, the National Accounts Subcontract, the Retention Bonus Agreements and the other documents and agreements delivered by the parties pursuant to the terms of this Agreement.

         "ANNUAL FINANCIAL STATEMENTS" has the meaning specified in SECTION
5.11.

         "ANTITRUST DIVISION" means the Antitrust Division of the United States Department of Justice.

         "APPLICABLE LAWS" means all federal, state and local statutes, laws, rules, regulations, orders, permits (including zoning restrictions and land use requirements and environmental laws and regulations) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to Sellers, the Partnership the Assets or the Business.

         "ASSETS" has the meaning specified in SECTION 1.1.

         "ASSIGNMENT, ASSUMPTION AND CONSENT TO LEASED LAND" means an assignment, in form and substance reasonably satisfactory to Buyers, for each parcel of Leased Land of all of Sellers' rights, title and interest under each such Real Estate Lease, together with the consent of the landlord to such assignment if required by the applicable lease or by law.

         "ASSUMED CONTRACTS" has the meaning specified in SECTION 1.1(H).

         "ASSUMED LEASES" has the meaning specified in SECTION 5.4(E).

         "ASSUMED LIABILITIES" has the meaning specified in SECTION 10.2.

         "ATTWOODS CONSENT DECREE" means the Final Judgment of the United States District Court for the District of Columbia, filed 12/1/94 and captioned UNITED STATES OF AMERICA V. BROWNING-FERRIS INDUSTRIES, INC. (Civ. Action No. 1:94CV02588).

         "BALANCE SHEET DATE" means December 31, 2002.

         "BILL OF SALE" means a General Conveyance, Assignment and Bill of Sale in form and substance reasonably satisfactory to Buyers and Sellers, providing for the conveyance, sale, transfer and assignment to Buyers of all of the Assets (other than the Owned Land and Leased Land).

         "BUSINESS" has the meaning specified in RECITAL A.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day in which banks are authorized or required by law to be closed in Phoenix, Arizona and Toronto, Ontario.

         "BUSINESS EMPLOYEES" means all employees of Sellers employed principally in the Business.

         "BUSINESS NAMES" means names and the right to use such names and all similar names in the state(s) listed on SCHEDULE 1.1(I).

         "BUYER PARENT" has the meaning specified in the introductory paragraph of the Agreement.

         "BUYERS" has the meaning specified in the introductory paragraph of the Agreement.

         "BUYERS' ASSUMPTION AGREEMENTS" means assumption agreements in form and substance reasonably satisfactory to Buyers and Sellers, providing for the assumption by Buyers of the Assumed Liabilities.

         "CAPITAL" has the meaning specified in the introductory paragraph of the Agreement.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CINTAS" has the meaning specified in SECTION 4.4.

         "CLOSING" and "CLOSING DATE" have the meanings specified in SECTION 3.1(A).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CUSTOMER CONTRACTS" means all contractual rights of Sellers with Sellers' customers (whether oral or in writing) exclusively relating to the Business, except the National Accounts.

         "DAMAGES" has the meaning specified in SECTION 11.2.

         "DEED" means a special or limited warranty deed, in recordable form.

         "DEPOSIT" has the meaning specified in SECTION 2.1(A)(I).

         "DISCLOSURE SCHEDULES" means the schedules to the specific Sections of the Agreement delivered by Sellers and Seller Parent to Buyers, as supplemented pursuant to SECTION 7.8.

         "EMPLOYEE CONTRACTS" means all employment contracts and collective bargaining agreements with any union insofar as they apply to persons who are employees of the Business (but excluding employee benefit plans).

         "ENCUMBRANCES" means liens, security interests, encumbrances, adverse claims, leases, rights of repurchase or purchase, rights of first refusal, pledges, charges, voting trusts, equities and other restrictions, limitations or conditions on transfer of any nature whatsoever.

         "ENVIRONMENTAL LAWS" means all federal, state, and local laws, including common law, statutes, codes, ordinances, rules, regulations, permits, or orders relating to or addressing the environment, health or safety, which shall include the use, handling or disposal of any Hazardous Material, or workplace or worker safety and health.

         "EQUIPMENT" means all machinery, equipment, including containers, used or held for use principally in connection with the Business and owned by Sellers or the Partnership or, if leased, Sellers' or the Partnership's leasehold interest therein.

         "EXCLUDED ASSETS" has the meaning specified in SECTION 1.2.

         "EXCLUDED LIABILITIES" has the meaning specified in SECTION 10.1.

         "FTC" means the United States Federal Trade Commission. ---

         "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

         "HAZARDOUS MATERIALS" means hazardous wastes or hazardous substances, infectious or medical waste, radioactive waste, pollutants, toxic substances, toxic pollutants, or sewage sludges as those terms are defined by and/or regulated under the Resource Conservation and Recovery Act of 1976; CERCLA; the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; the Federal Water Pollution Control Act; the Clean Air Act; any comparable or similar state statute; any other Applicable Law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

         "INDEMNIFIED PARTY" means a party seeking indemnification under ARTICLE XI.

         "INDEMNIFYING PARTY" means a party from whom indemnification is sought under ARTICLE XI.

         "INTERIM FINANCIAL STATEMENTS" has the meaning specified in SECTION
5.11.

         "INVENTORY" means all inventory of supplies, fuel, parts, tires, accessories and other tangible assets of every kind, nature and description (and interests in any of the foregoing) used, or held for use, principally in connection with the Business and owned by Sellers or the Partnership.

         "KNOWLEDGE," whether capitalized or not, means the actual knowledge of the following Persons, without inquiry: Rick Wojahn, Nicholas Skaff, Bruce Emley, Doug Borro, Bruce Roy and Eric Mead.

         "LAND" has the meaning specified in RECITAL C.

         "LEASED LAND" has the meaning specified in RECITAL C.

         "LIABILITY" has the meaning specified in SECTION 10.1.

         "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, financial condition or results of operations of the Business described in this Agreement, taken as a whole.

         "MINIMUM UNIFORMED EMPLOYEES" has the meaning specified in SECTION 4.4.

         "MONTHLY MINIMUM" has the meaning specified in SECTION 4.7.

         "NATIONAL ACCOUNT SUBCONTRACT" has the meaning specified in SECTION 3.2(I).

         "NATIONAL ACCOUNTS" means customer accounts that involve a broader area than the area served by the Business and that are managed by Sellers or by an Affiliate of Sellers pursuant to a national account program.

         "NEUTRAL AUDITOR" has the meaning specified in SECTION 2.2(B).

         "NET WORKING CAPITAL" has the meaning specified in SECTION 2.1(B)(II).

         "NEW FLORIDA OPERATIONS" has the meaning specified in SECTION 13.3.

         "NOMINEE" has the meaning specified in SECTION 13.3(B).

         "OFFER" and "OFFER NOTICE" have the meanings specified in SECTION 13.3(A)(I).

         "ORGANIZATIONAL DOCUMENTS" means the Certificates or Articles of Incorporation and Bylaws of Sellers and Seller Parent.

         "OTHER CONTRACTS" has the meaning specified in SECTION 5.6.

         "OWNED LAND" has the meaning specified in RECITAL C.

         "PARTNERSHIP" has the meaning specified in SECTION 1.1(T).

         "PERMITS" means all permits, filings, notices of intent, exemptions, licenses, authorizations, registrations, franchises, consents, approvals and related applications of every kind held by Sellers or the Partnership in connection with the Business from or with any federal, state, local or foreign government or regulatory authorities or industrial bodies, including all FCC radio licenses or call signs.

         "PERMITTED EXCEPTIONS" means: (i) zoning ordinances and regulations which do not materially adversely affect Buyers' use or marketability of the Land for its current uses; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; (iii) easements, encumbrances not securing a financial obligation, covenants, conditions, reservations, restrictions and other matters of record, if any, that are not Unpermitted Exceptions; and (iv) if the Land is leased, the Real Estate Leases.

         "PERSON" means any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, governmental body or other entity.

         "PRE-CLOSING PERIOD" means any Tax period or portion thereof ending on or before the Closing Date.

         "PROCEEDINGS" means any claim, investigation, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise. "PURCHASE PRICE" has the meaning specified in SECTION 2.1(A).

         "REAL ESTATE LEASES" means all existing leases, occupancy agreements or licenses or similar agreements and any amendments thereto in effect in connection with the Land.

         "REQUIRED CONSENTS" has the meaning specified in SECTION 5.8(B)(III).

         "RESTRICTIVE COVENANTS" means the covenants set forth in ARTICLE XIII.

         "RESTRICTED PERIOD" has the meaning provided in SECTION 13.3.

         "RETAINED IP" has the meaning specified in SECTION 1.1(G).

         "RETENTION BONUS AGREEMENTS" has the meaning specified in SECTION 3.9.

         "RIGHT OF FIRST REFUSAL" has the meaning specified in SECTION 13.3.

         "RIGHT OF FIRST REFUSAL AGREEMENT" has the meaning specified in SECTION 3.2(K).

         "RIGHTS" means the Permits, the Rolling Stock and the intangible assets identified in SCHEDULE 1.1(G).

         "ROLLING STOCK" means all of the motor vehicles used or held for use principally in connection with the Business and owned by Sellers or the Partnership or, if leased, Sellers' or the Partnership's leasehold interest therein, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base station, if any.

         "SELLER PARENT" has the meaning specified in the introductory paragraph of the Agreement.

         "SELLERS" has the meaning specified in the introductory paragraph of the Agreement.

         "SELLERS' FINANCIAL STATEMENTS" has the meaning specified in SECTION 5.11.

         "SELLER NOMINEE" has the meaning specified in SECTION 13.3(B).

         "STAY-ON BONUSES" has the meaning specified in SECTION 3.9.

         "SURVEYS" has the meaning specified in SECTION 3.6.

         "TAX" or "TAXES" means any federal, state, local, foreign, and other income, gross receipts, sales, use, ad valorem, transfer, franchise, real property, profits, payroll, withholding, unemployment, excise, customs, duties and other taxes, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties and additions to tax with respect thereto.

         "TEMPORARY USE AGREEMENT" means a lease, sublease, license or other agreement between Buyers and Sellers, in form and substance reasonably acceptable to Buyers and Sellers, which allows Buyers to use the parcel of Land covered thereby in the manner used by Sellers prior to the Closing Date from the Closing Date until the earlier to occur of (i) removal of such parcel of Land from the Transactions, or (ii) resolution, satisfaction and/or delivery of all Unsatisfied Conditions with respect to such parcel of Land and Buyers' release of the escrowed Purchase Price for such parcel of Land to Sellers.

         "THIRD PARTY CLAIM" has the meaning specified in SECTION 11.6(A).

         "TITLE COMMITMENT" means a preliminary title commitment for the issuance of an ALTA Owner's Policy of Title Insurance or for the issuance of an ALTA Leasehold Policy of Title Insurance, as applicable.

         "TITLE COMPANY" means a title company selected by Buyers.

         "TITLE DEFECT" has the meaning specified in SECTION 7.3(J).

         "TRANSACTIONS" means the transactions contemplated by this Agreement.

         "TRANSITION PERIOD" has the meaning specified in SECTION 4.3(A).

         "TRANSMONTAIGNE" has the meaning specified in SECTION 4.7.

         "TRANSMONTAIGNE AGREEMENT" has the meaning specified in SECTION 4.7.

         "UNIFORM CONTRACT" has the meaning specified in SECTION 4.4.

         "UNPERMITTED EXCEPTION" means any defect in the title of any of the Land or any other matter unacceptable to Buyers disclosed by the Title Commitments or title reports, title exception documents or the Surveys, or any update of any of the foregoing.

         "UNSATISFIED CONDITIONS" means the following conditions: (i) through no fault of Buyers, the Title Company is not prepared to issue the title insurance required under SECTION 3.2(B) hereof; (ii) for any parcel of Land, Buyers have not had the time permitted under SECTION 3.5 to review Title Commitments, title exception documents and Surveys, or any update of any of the foregoing; (iii) for any parcel of Land, Sellers have not responded to Buyers' notice of Unpermitted Exceptions under SECTION 3.5 and the time period set forth in
SECTION 3.5 for Sellers' response has not lapsed; (iv) for any parcel of Land, Buyers have not responded to Sellers' response or deemed response under SECTION
3.5 and the time period set forth in SECTION 3.5 for Buyers' response has not lapsed; and/or (v) for any parcel of Leased Land, Buyers have not received an Assignment, Assumption and Consent to Leased Land.

         "US REORGANIZATION TRANSACTION" means any restructuring or reorganization transaction in which Capital becomes a direct or indirect subsidiary of Buyer Parent.